Exhibit 10.4

CREDIT AGREEMENT
_________________________________________________

EUREKA HUNTER PIPELINE, LLC,
as Borrower,

ABN AMRO CAPITAL USA LLC,
as Administrative Agent and LC Issuer,

CIT BANK,
as Syndication Agent,

and CERTAIN FINANCIAL INSTITUTIONS,
as Lenders

ABN AMRO CAPITAL USA LLC,
as
Sole Lead Arranger
_________________________________________________
$117,000,000
March 28, 2014

999910 000002 DALLAS 1998869.1

TABLE OF CONTENTS
Page
ARTICLE I - Definitions and References    1
Section 1.1.Defined Terms    1
Section 1.2.Exhibits and Schedules; Additional Definitions    30
Section 1.3.Terms Generally; References and Titles    30
Section 1.4.Calculations and Determinations    30
Section 1.5.Rounding    31
Section 1.6.Times of Day; Business Day    31
Section 1.7.Joint Preparation; Construction of Indemnities and Releases    31
ARTICLE II - The Loans and Letters of Credit31
Section 2.1.Commitments to Lend; Notes    31
Section 2.2.Requests for New Loans    32
Section 2.3.Continuations and Conversions of Existing Loans    33
Section 2.4.Use of Proceeds    34
Section 2.5.Interest Rates and Fees; Payment Dates; Retroactive Adjustments of Applicable Interest Rates    34
Section 2.6.Optional Prepayments    35
Section 2.7.Mandatory Prepayments    35
Section 2.8.Commitment Reductions    36
Section 2.9.Letters of Credit    36
Section 2.10.Requesting Letters of Credit    37
Section 2.11.Reimbursement and Participations    38
Section 2.12.Letter of Credit Fees    41
Section 2.13.No Duty to Inquire    42
Section 2.14.Sharing of Payments by Lenders    43
Section 2.15.Obligations of Lenders Several    44
Section 2.16.Cash Collateral    44
Section 2.17.Defaulting Lenders    45
Section 2.18.Increase of Aggregate Commitments    47
ARTICLE III - Payments to Lenders49
Section 3.1.General Procedures    49
Section 3.2.Increased Costs    49
Section 3.3.Illegality    51
Section 3.4.Funding Losses    51
Section 3.5.Taxes    51
Section 3.6.Alternative Rate of Interest    55
Section 3.7.Mitigation Obligations; Replacement of Lenders    56
Section 3.8.Payments by Borrower; Presumptions by Administrative Agent    57
ARTICLE IV - Conditions Precedent to Lending57
Section 4.1.Closing Date Conditions    57

Page

Section 4.2.Additional Conditions Precedent    60
ARTICLE V - Representations and Warranties60
Section 5.1.No Default    60
Section 5.2.Organization, Existence, Good Standing and Power    60
Section 5.3.Authorization    60
Section 5.4.No Violations, Conflicts or Consents    61
Section 5.5.Enforceability    61
Section 5.6.Financial Statements; Material Adverse Change    61
Section 5.7.Other Debt and Liabilities    61
Section 5.8.Full Disclosure    61
Section 5.9.Litigation    62
Section 5.10.ERISA Plans and Liabilities    62
Section 5.11.Environmental Matters    62
Section 5.12.Names and Places of Business    63
Section 5.13.Subsidiaries    63
Section 5.14.Government Regulation    63
Section 5.15.Solvency    63

.16.	Tax Matters 64
Section 5.17.Title to Properties; Intellectual Property.    64
Section 5.18.Use of Proceeds and Margin Regulations    65
Section 5.19.Operation and Condition of Properties; Compliance with Law.    65
Section 5.20.Insurance    66
Section 5.21.Labor Relations    66
Section 5.22.Deposit and Disbursement Accounts    67
Section 5.23.Material Contracts    67
Section 5.24.Anti-Terrorism Laws    67
Section 5.25.Foreign Corrupt Practices    67
ARTICLE VI - Affirmative Covenants68
Section 6.1.Payment and Performance    68
Section 6.2.Books, Financial Statements and Reports    68
Section 6.3.Other Information and Inspections    70
Section 6.4.Notice of Material Events    70
Section 6.5.Maintenance of Properties    71
Section 6.6.Maintenance of Existence and Qualifications    71
Section 6.7.Payment of Trade Liabilities, Taxes, etc.    72
Section 6.8.Insurance    72
Section 6.9.Reserved.    73
Section 6.10.Systems    73
Section 6.11.Compliance with Agreements and Law; Permits    73
Section 6.12.Environmental Matters; Environmental Reviews    73
Section 6.13.Reserved.    74
Section 6.14.Bank Accounts; Offset    74
Section 6.15.Non-Consolidation    74

ii    Credit Agreement

Page

Section 6.16.Guaranties of Borrower’s Subsidiaries    75
Section 6.17.Agreement to Deliver Security Documents    75
Section 6.18.Revenues    75
Section 6.19.Perfection and Protection of Security Interests and Liens    76
Section 6.20.Material Contracts    76
ARTICLE VII - Negative Covenants76
Section 7.1.Indebtedness    76
Section 7.2.Limitation on Liens    77
Section 7.3.Hedging Contracts    78
Section 7.4.Limitation on Mergers, Issuances of Securities    78
Section 7.5.Limitation on Dispositions    78
Section 7.6.Limitation on Dividends and Redemptions    79
Section 7.7.Limitation on Investments, Credit Extensions    80
Section 7.8.Reserved.    80
Section 7.9.Transactions with Affiliates    80
Section 7.10.Restrictive Agreements    80
Section 7.11.Conduct of Business    81
Section 7.12.Organizational Documents and Material Contracts    81
Section 7.13.Fiscal Year    81

7.14.	Financial Covenants 81
Section 7.15.Sale and Leaseback Transactions    83
Section 7.16.Permitted Acquisitions and Capital Expenditures    83
Section 7.17.State and FERC Regulatory Authority    84
ARTICLE VIII - Events of Default and Remedies84
Section 8.1.Events of Default    84
Section 8.2.Remedies    87
Section 8.3.Application of Proceeds After Acceleration    87
ARTICLE IX - Administrative Agent88
Section 9.1.Appointment and Authority    88
Section 9.2.Exculpatory Provisions    88
Section 9.3.Reliance by Administrative Agent    89
Section 9.4.Non-Reliance on Administrative Agent and Other Lenders    90
Section 9.5.Rights as a Lender    90

tion 9.6.	Investments 90
Section 9.7.Resignation of Administrative Agent    91
Section 9.8.Delegation of Duties    91
Section 9.9.No Other Duties, etc.    92
Section 9.10.Administrative Agent May File Proofs of Claim    92
Section 9.11.Guaranty Matters    92
Section 9.12.Collateral Matters    93
Section 9.13.Agreement to Assignment of ISDA Master Agreement    94
Section 9.14.Notice of Default    94

iii    Credit Agreement

Page

Section 9.15.Lender Hedging Obligations and Cash Management Obligations    95
ARTICLE X - Miscellaneous95
Section 10.1.Waivers and Amendments; Acknowledgments    95
Section 10.2.Survival of Agreements; Cumulative Nature    97
Section 10.3.Notices; Effectiveness; Electronic Communication    97
Section 10.4.Expenses; Indemnity; Damage Waiver    98
Section 10.5.Successors and Assigns; Joint and Several Liability    100
Section 10.6.Confidentiality    104
Section 10.7.Governing Law; Submission to Process    105

.	Limitation on Interest 106
Section 10.9.Severability    106
Section 10.10.Counterparts; Integration; Effectiveness    106
Section 10.11.Waiver of Jury Trial, Punitive Damages, etc.    106
Section 10.12.No Advisory or Fiduciary Responsibility    107
Section 10.13.USA PATRIOT Act Notice    108
Section 10.14.Right of Setoff    108
Section 10.15.Release of Collateral and Guarantee Obligations    108

Schedules and Exhibits:
Schedule 1    -    Lenders Schedule
Schedule 2    -    Disclosure Schedule
Schedule 3    -    Security Schedule

Exhibit A    -    Promissory Note
Exhibit B    -    Borrowing Notice
Exhibit C    -    Continuation/Conversion Notice
Exhibit D    -    Compliance Certificate
Exhibit E    -    Assignment and Assumption

iv    Credit Agreement

CREDIT AGREEMENT
THIS CREDIT AGREEMENT is made as of March 28, 2014, by and among Eureka Hunter Pipeline, LLC, a Delaware limited liability company (“Borrower”), ABN AMRO Capital USA LLC, as Administrative Agent and as LC Issuer, and as sole Lead Arranger and the Lenders (as defined below).
W I T N E S S E T H:
In consideration of the mutual covenants and agreements contained herein, in consideration of the Loans that may hereafter be made by Lenders and the Letters of Credit that may be issued by LC Issuer at the request of Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I - Definitions and References
Section 1.1.    Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:
“Adjusted Base Rate” means, on any day, the per annum rate equal to the sum of (a) the Base Rate for such day plus (b) the Applicable Margin for such day, provided that the Adjusted Base Rate charged by any Person shall never exceed the Highest Lawful Rate.
“Adjusted Eurodollar Rate” means, for any Eurodollar Loan for any day during any Interest Period therefor, the rate per annum equal to the sum of (a) the Applicable Margin for such day plus (b) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (ii) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period, provided that no Adjusted Eurodollar Rate charged by any Person shall ever exceed the Highest Lawful Rate. The Adjusted Eurodollar Rate for any Eurodollar Loan shall change whenever the Applicable Margin or the Reserve Requirement changes.
“Administrative Agent” means ABN AMRO Capital USA LLC, as Administrative Agent hereunder, and its successors in such capacity.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitment” means the Commitments of all the Lenders as the same may be increased, reduced or terminated pursuant to the terms hereof.
“Agreement” means this Credit Agreement.
“Annualized Consolidated EBITDA” means (a) with respect to the Fiscal Quarter ending March 31, 2014, Consolidated EBITDA for the period of January 1, 2014 through March 31, 2014 multiplied by 4; (b) with respect to the Fiscal Quarter ending June 30, 2014, Consolidated EBITDA for the period of January 1, 2014 through June 30, 2014 multiplied by 2; (b) with respect to the Fiscal Quarter ending September 30, 2014, Consolidated EBITDA for the period of January 1, 2014 through September 30, 2014 multiplied by 4/3; (c) with respect to each Fiscal Quarter ending December 31, 2014 and thereafter, Consolidated EBITDA for the 12 month period ending on the last day of such Fiscal Quarter.
“Annualized Consolidated Interest Charges” means (a) with respect to the Fiscal Quarter ending March 31, 2014, Consolidated Interest Charges for the period of January 1, 2014 through March 31, 2014 multiplied by 4; (b) with respect to the Fiscal Quarter ending June 30, 2014, Consolidated Interest Charges for the period of January 1, 2014 through June 30, 2014 multiplied by 2; (b) with respect to the Fiscal Quarter ending September 30, 2014, Consolidated Interest Charges for the period of January 1, 2014 through September 30, 2014 multiplied by 4/3; and (c) with respect to each Fiscal Quarter ending December 31, 2014 and thereafter, Consolidated Interest Charges for the 12 month period ending on the last day of such Fiscal Quarter; provided, however, that Consolidated Interest Charges for any period prior to the Closing Date shall be adjusted in respect of the interest on any Indebtedness paid with the proceeds of the Loans on the Closing Date, to reflect the interest that would have accrued on such Indebtedness if the applicable interest rate had been 3.75% per annum.
“Anti-Terrorism Laws” shall mean any requirement of Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).
“Applicable Lending Office” means a Lender’s Domestic Lending Office (in the case of Base Rate Loans) and such Lender’s Eurodollar Lending Office (in the case of Eurodollar Loans).
“Applicable Margin” means, for any day, with respect to any Base Rate Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, (i) from the Closing Date to the date on which Administrative Agent receives a Compliance Certificate pursuant to Section 6.2(b) for the Fiscal Quarter ending June 30, 2014, Pricing Level I shall apply, and (ii) thereafter, the applicable rate per annum set forth in the grid below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.2(b):

Applicable Margin
Pricing Level	Consolidated Leverage Ratio	Eurodollar Loans Letter of Credit Fee	Base Rate Loans	Commitment Fee Rate
I	> 4.5:1	3.50%	2.50%	0.500%
II	>4.0:1 but <4.5:1	3.00%	2.00%	0.500%
III	>3.5:1 but <4.0:1	2.75%	1.75%	0.500%
IV	>3.0:1 but <3.5:1	2.50%	1.50%	0.500%
V	>2.5:1 but <3.0:1	2.25%	1.25%	0.375%
VI	< 2.5:1	2.00%	1.00%	0.375%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day of the calendar month immediately following the date on which a Compliance Certificate is delivered pursuant to Section 6.2(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Lender to make Loans and the obligation of LC Issuer to issue or extend Letters of Credit have been terminated pursuant to Section 8.1 or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on the Lenders Schedule or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Approved Counterparty” means a counterparty to a Hedging Contract that at the time of entering into such Hedging Contract either (a) is a Lender Counterparty, or (b) is a Person whose senior unsecured long-term debt obligations are rated A or higher by S&P and A3 or higher by Moody’s.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“ArcLight” means Ridgeline Midstream Holdings, LLC, an affiliate of ArcLight Capital Partners, LLC.
“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.5), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.
“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 U.S.C., as amended.
“Base Rate” means the rate of interest equal to the higher (redetermined daily) of (a) the per annum rate of interest established by JPMorgan Chase Bank, N.A. (or any successor, “JPM”) from time to time at its principal office in New York City as its prime rate or base rate for U.S. dollar loans (such rate is a reference rate established by JPM from time to time and does not necessarily represent the lowest or best rate actually charged by JPM or the Lender to any customer), (b) Adjusted Eurodollar Rate for an Interest Period of one month plus 1.00%, or (c) the Federal Funds Rate, plus one half of one per cent (0.5%) per annum. Any change in the Base Rate due to a change in any of such rates referred to above shall be effective as of 12:01 a.m. (New York City time) on the day such change becomes effective.
“Base Rate Loan” means a Loan that bears interest at the Adjusted Base Rate.
“Borrower” has the meaning given to such term in the preamble to this Agreement.
“Borrowing” means a borrowing of new Loans of a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.2 or a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.3.
“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Borrower that meets the requirements of Section 2.2.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in New York City and Houston, Texas. Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of Administrative Agent, significant transactions in Dollars are carried out in the interbank eurocurrency market.
“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that should, in accordance with GAAP, appear as a liability on the balance sheet of such Person.
“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent or LC Issuer (as applicable) and the Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if LC Issuer benefitting from such collateral shall agree in its discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Administrative Agent and (b) LC Issuer (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means Investments in:
(a)marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;
(b)bankers’ acceptances of, demand deposits with, and time deposits (including certificates of deposit) with any office of any Lender or with a domestic office of any national or state bank or trust company that is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S & P, maturing within 12 months from the date of deposit thereof;
(c)repurchase obligations with a term of not more than 30 days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;
(d)open market commercial paper, maturing within 365 days after acquisition thereof, rated in the highest grade by Moody’s or S&P; and
(e)money market mutual funds (i) that are rated Aa2 or better by Moody’s or AA or better by S&P or (ii) substantially all of the assets of which comprise securities of the types described in subsections (a) through (d) above.
“Cash Management Lender” means any Lender or any Affiliate of any Lender that provides a Cash Management Service to any Restricted Person, in its capacity as a provider of such service. If a Person ceases to be a Lender or an Affiliate of a Lender, such Person shall nonetheless remain a Cash Management Lender, but only with respect to transactions entered into thereunder during or prior to the time such Person was a Lender or an Affiliate of a Lender.
“Cash Management Obligation” means any obligation of any Restricted Person arising from time to time in respect of Cash Management Services heretofore, presently or hereafter entered into with a Cash Management Lender; provided that if any Person that was a Cash Management Lender ceases to be a Lender or an Affiliate of a Lender, the Cash Management Obligations shall only include such obligations to the extent arising from Cash Management Services provided to such Restricted Person during or prior to the time such Person was a Lender or an Affiliate of a Lender and shall not include any obligations arising from any Cash Management Services provided to such Restricted Person after such Person ceases to be a Lender or an Affiliate of a Lender.
“Cash Management Services” means any banking services that are provided to any Restricted Person by a Cash Management Lender (other than pursuant to this Agreement), including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means:
(a)    at any time prior to a Qualifying IPO, (i) Magnum Hunter and ArcLight shall collectively cease to own, directly or indirectly, more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower or (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) of Equity Interests representing more than thirty percent (30%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Magnum Hunter.
(b)    at any time from and after a Qualifying IPO, (i) during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of Borrower cease to be occupied by individuals (1) who were members of the board of equivalent governing body on the first day of such period, (2) whose election or nomination to that board or equivalent governing body was approved by the individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (3) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (4) who were appointed by Magnum Hunter or ArcLight, or (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) of Equity Interests representing more than thirty percent (30%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower (other than Magnum Hunter or ArcLight).
“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 shall have been satisfied or waived.
“Collateral” means all property of any kind that is subject to a Lien in favor of Lenders (or in favor of Administrative Agent for the benefit of Lenders) or that, under the terms of any Security Document, is purported to be subject to such a Lien, in each case that secures the Secured Obligations.
“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Letters of Credit issued upon the application of, Borrower in an aggregate amount not exceeding the amount set forth on the Lenders Schedule or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 10.5, as the same may be increased, reduced or terminated pursuant to the terms hereof.
“Commitment Fee Rate” has the meaning given such term in the definition of Applicable Margin.
“Commitment Period” means the period from and including the Closing Date until the Maturity Date (or, if earlier, the day on which the obligations of Lenders to make Loans hereunder and the obligations of LC Issuer to issue Letters of Credit hereunder have been terminated or the Notes first become due and payable in full).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate in the form of Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.
“Consolidated EBITDA” means, for any period (without duplication and excluding extraordinary gains and losses), the sum of (a) Consolidated Net Income during such period, plus (b) all interest paid or accrued during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and Capital Lease Obligations) that was deducted in determining such Consolidated Net Income, plus (c) all income taxes that were deducted in determining such Consolidated Net Income, plus (d) all depreciation, amortization (including amortization of good will and debt issue costs) and other non-cash charges (including stock-based compensation, impairment of asset values, non-cash adjustments to asset retirement obligations and other similar items as from time to time required under GAAP) as from time to time required under GAAP that were deducted in determining such Consolidated Net Income, plus (e) non-recurring charges or losses determined in accordance with GAAP (including to the extent not capitalized, fees and expenses incurred in connection with this Agreement, the retirement or payment of outstanding Indebtedness and permitted acquisitions, investments and dispositions), that were deducted in determining such Consolidated Net Income, minus (f) all non-cash items of income or gains and all non-recurring income or gains, in each case determined in accordance with GAAP that were included in determining such Consolidated Net Income; adjusted in each case to give effect to any acquisition or divestiture made by Borrower or any of its Consolidated Subsidiaries during such relevant period as if such transactions had occurred on the first day of such relevant period, regardless of whether the effect is positive or negative, reflected on a pro forma basis acceptable to Administrative Agent; provided however, for purposes of Section 7.14(a), but not for purposes of calculating Consolidated EBITDA for any other purpose:
(i) with respect to any Material Completed Project, Consolidated EBITDA shall exclude any portion of actual Consolidated EBITDA attributable to such Material Completed Project for the Fiscal Quarter during which it becomes a Material Completed Project, and (A) for the four Fiscal Quarter period ending with the Fiscal Quarter during which it becomes a Material Completed Project, Consolidated EBITDA shall be increased by 100% of the Material Project EBITDA Adjustment, (B) for the four Fiscal Quarter period ending with the first Fiscal Quarter following the Fiscal Quarter during which it becomes a Material Completed Project, Consolidated EBITDA shall be increased by 75% of the Material Project EBITDA Adjustment; (C) for the four Fiscal Quarter period ending with the second Fiscal Quarter following the Fiscal Quarter during which it becomes a Material Completed Project, Consolidated EBITDA shall be increased by 50% of the Material Project EBITDA Adjustment and (D) for the four Fiscal Quarter period ending with third Fiscal Quarter following the Fiscal Quarter during which it becomes a Material Completed Project, Consolidated EBITDA shall be increased by 25% of the Material Project EBITDA Adjustment; and
(ii) with respect to any Material Firm Contract, Consolidated EBITDA shall exclude any portion of actual Consolidated EBITDA attributable to such Material Firm Contract for the Fiscal Quarter during which it becomes effective, and (A) for the four Fiscal Quarter period ending with Fiscal Quarter during which it becomes effective, Consolidated EBITDA shall be increased by 100% of the Material Contract EBITDA Adjustment, (B) for the four Fiscal Quarter period ending with first Fiscal Quarter following the Fiscal Quarter during which it becomes effective, Consolidated EBITDA shall be increased by 75% of the Material Contract EBITDA Adjustment; (C) for the four Fiscal Quarter period ending with the second Fiscal Quarter following the Fiscal Quarter during which it becomes effective, Consolidated EBITDA shall be increased by 50% of the Material Contract EBITDA Adjustment and (D) for the four Fiscal Quarter period ending with third Fiscal Quarter following the Fiscal Quarter during which it becomes effective, Consolidated EBITDA shall be increased by 25% of the Material Contract EBITDA Adjustment.
Notwithstanding the foregoing, the aggregate amount of all Material Project EBITDA Adjustments and Material Contract EBITDA Adjustments during any period shall be limited to 25% of the total actual Consolidated EBITDA of Borrower and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any Material Contract EBITDA Adjustments).
“Consolidated Funded Debt” means the categories of Liabilities of Borrower and its properly Consolidated Subsidiaries described in clauses (a), (b), (c), (e), (f), (h) and (j) of the definition of “Indebtedness” in Section 1.1 (without duplication).
“Consolidated Interest Charges” means, for any period, all cash interest paid or accrued during such period on Indebtedness (including premium payments, capitalized interest, amortization of original issue discount, and the interest component of any deferred payment obligations and Capital Lease Obligations) that was deducted in determining Consolidated Net Income during such period.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio calculated pursuant to Section 7.14(a).
“Consolidated Net Income” shall mean, for Borrower and its Subsidiaries for any period, the net income (or loss) of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains or losses attributable to write ups or write downs of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (c) any equity interest of Borrower or any Subsidiary of Borrower in the unremitted earnings of any Person that is not a Restricted Person, (d) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any of its Subsidiaries or the date that such Person’s assets are acquired by Borrower or any of its Subsidiaries, and (e) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.
“Continuation” shall refer to the continuation pursuant to Section 2.3 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period. “Continued” has a meaning correlative thereto.
“Continuation/Conversion Notice” means a written or telephonic request, or a written confirmation, made by Borrower that meets the requirements of Section 2.3.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Conversion” shall refer to a conversion pursuant to Section 2.3 or Article III of one Type of Loan into another Type of Loan. “Converted” has a meaning correlative thereto.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any Event of Default and any default, event or condition that would, with the giving of any requisite notices or the passage of any requisite periods of time, or both constitute an Event of Default.
“Default Rate” means, at the time in question (a) with respect to any Base Rate Loan, the rate per annum equal to 2.0% above the Adjusted Base Rate then in effect for such Loan, (b) with respect to any Eurodollar Loan, the rate per annum equal to 2.0% above the Adjusted Eurodollar Rate then in effect for such Loan, and (c) with respect to any other Obligations, the rate per annum equal to 2.0% above the Adjusted Base Rate then in effect, provided in each case that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any LC Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within 2 Business Days of the date when due, (b) has notified Borrower, Administrative Agent or any LC Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to Borrower, each LC Issuer, and each Lender.
“Disclosure Schedule” means Schedule 2 hereto.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and any assignment, termination or close out of any Hedging Contract.
“Distribution” means (a) any dividend or other distribution made by a Restricted Person on or in respect of any Equity in such Restricted Person or any other Restricted Person, or (b) any payment made by a Restricted Person to purchase, redeem, acquire, retire, cancel, or terminate any Equity in such Restricted Person or any other Restricted Person.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent; with respect to LC Issuer, the office, branch, or agency through which it issues Letters of Credit; and, with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.5(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.5(b)(iii)).
“Eligible Contract Participant” means, with respect to any Swap, a Person that is an “eligible contract participant”, as defined in the Commodity Exchange Act, with respect to such Swap.
“Embargoed Person” means any party that (a) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs (a “SDN”), (b) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law, or (c) is Controlled by a SDN.
“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
“Equity” in any Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.
“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are (or were at any time in the past six years) treated as a single employer under Section 414 of the Internal Revenue Code.
“ERISA Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and maintained, contributed to or required to be contributed to by any ERISA Affiliate and with respect to which any Restricted Person has a fixed or contingent liability.
“ERISA Plan Funding Rules” means the rules in the Internal Revenue Code and ERISA (and related regulations and other guidance) regarding minimum funding standards and minimum required contributions to ERISA Plans as set forth in Sections 412, 430 and 436 of the Internal Revenue Code and Sections 302 and 303 of ERISA (and as set forth in Section 412 of the Internal Revenue Code and Section 302 of ERISA for periods prior to the effective date of the Pension Protection Act of 2006).
“Eureka Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Parent dated as of March 21, 2012, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” below its name on the Lenders Schedule (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and Administrative Agent.
“Eurodollar Loan” means a Loan that bears interest at the Adjusted Eurodollar Rate.
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) 2 Business Days prior to the commencement of such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined 2 Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of 1 month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to 1 month would be offered by Administrative Agent’s London branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
“Event of Default” has the meaning given to such term in Section 8.1.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty by such Guarantor of, or the grant by such Guarantor of a security interest or lien to secure, or the provision by such Guarantor of other support of, such Swap Obligation is or becomes illegal under the Commodity Exchange Act by virtue of such party’s failure for any reason to constitute an Eligible Contract Participant at the time such guaranty, grant of security interest or lien or provision of support of, such Swap Obligation becomes effective. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty, grant of security interest or lien to secure or provision of other support is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in or to which such Recipient directs payments to be made, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.7(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(g), and (d) any United States federal withholding Taxes imposed under FATCA.
“Existing Loan Agreement” means the Second Lien Term Loan Agreement dated August 16, 2011, among Borrower and Pennant Park Investment Corporation as a lender, the other lenders party thereto and U.S. Bank National Association, as collateral agent.
“Facility Usage” means, at the time in question, the aggregate principal amount of outstanding Loans and existing LC Obligations at such time.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.
“Fee Letter” means the letter agreement, dated November 14, 2013 among Borrower, Administrative Agent and Arranger.
“FERC” means the Federal Energy Regulatory Commission or any of its successors.
“Fiscal Quarter” means a 3 month period ending on March 31, June 30, September 30 or December 31 of any year.
“Fiscal Year” means a 12 month period ending on December 31 of any year.
“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor). If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice or the interpretation thereof, all reports and financial statements required hereunder with respect to any Restricted Person or with respect to any Restricted Person and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and Required Lenders, Administrative Agent and Borrower agree to negotiate in good faith in respect of the modification of any covenants hereunder that are affected by such change in order to cause them to measure substantially the same financial performance as the covenants in effect immediately prior to such change.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means any Person who has guaranteed some or all of the Secured Obligations pursuant to a guaranty listed on the Security Schedule or any other Person who has guaranteed some or all of the Secured Obligations and who has been accepted by Administrative Agent as a Guarantor or any Subsidiary of Borrower that now or hereafter executes and delivers a guaranty to Administrative Agent pursuant to Section 6.16.
“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.
“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.
“Hedge Termination Value” means, in respect of any one or more Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contracts, (a) for any date on or after the date such Hedging Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Contract, as determined by the counterparties to such Hedging Contracts.
“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.
“Hydrocarbons” means crude oil, natural gas, condensate, or other liquid or gaseous hydrocarbons.
“Indebtedness” of any Person means Liabilities in any of the following categories (without duplication):
(a)Liabilities for borrowed money;
(b)Liabilities constituting an obligation to pay the deferred purchase price of property or services;
(c)Liabilities evidenced by a bond, debenture, note or similar instrument;
(d)Liabilities arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract), excluding any portion thereof that would be accounted for as an interest expense under GAAP;
(e)Liabilities constituting principal under Capital Lease Obligations;
(f)Liabilities arising under conditional sales or other title retention agreements relating to property purchased by such Person;
(g)Liabilities owing under direct or indirect guaranties of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Indebtedness, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;
(h)Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property of such Person, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property;
(i)Liabilities with respect to letters of credit or applications or reimbursement agreements therefor;
(j)Liabilities with respect to banker’s acceptances;
(k)Liabilities with respect to obligations to deliver goods or services in consideration of advance payments therefor; or
(l)all Off-Balance Sheet Liabilities;
provided, however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 120 days past the original invoice or billing date therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Financial Statements” means (a) Borrower’s audited Consolidated annual financial statements as of December 31, 2013 and (b) Borrower’s unaudited quarterly Consolidated financial statements as of December 31, 2013.
“Insolvent” means with respect to any Person, that (a) such Person is insolvent (as such term is defined in the Bankruptcy Code, and with all terms used in this definition that are defined in the Bankruptcy Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Bankruptcy Code), (b) the sum of such Person’s debts, including absolute, subordinated and contingent liabilities, the Obligations or guarantees thereof, exceeds the value of such Person’s assets, at a fair valuation, (c) such Person’s capital is unreasonably small for the business in which such Person is engaged and intends to be engaged, or (d) such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur debts that will be beyond its ability to pay as such debts mature. In determining whether a Person is “Insolvent” all rights of contribution of each Restricted Person against other Restricted Parties under the guaranty of the Obligations, at law, in equity or otherwise shall be taken into account.
“Interest Payment Date” means (a) with respect to each Base Rate Loan, the last Business Day of each March, June, September and December, and (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto and, if such Interest Period exceeds 3 months, the respective dates that fall every 3 months after the beginning of such Interest Period shall also be Interest Payment Dates; provided that the last day of each calendar month shall also be an Interest Payment Date for each such Loan so long as any Event of Default exists under Section 8.1(a) or (b).
“Interest Period” means, with respect to each Eurodollar Loan, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable to such Eurodollar Loan, beginning on and including the date specified in such Borrowing Notice or Continuation/ Conversion Notice (which must be a Business Day), and ending 1, 2, 3, or 6 months thereafter, as Borrower may elect in such notice; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, any Interest Period that would otherwise end after the last day of the Commitment Period shall end on the last day of the Commitment Period (or, if the last day of the Commitment Period is not a Business Day, on the first preceding Business Day).
“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.
“Investment” means any investment, made directly or indirectly, in any Person, whether by purchase or acquisition of Equity, Indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.
“Joint Venture” means a corporation, limited liability company, limited partnership or statutory trust that is owned jointly by a Restricted Person and one or more Persons other than Borrower and its Subsidiaries and is formed for the purpose of jointly acquiring or developing one or more Systems or other midstream assets. A Joint Venture may or may not be classified as a Subsidiary of Borrower pursuant to GAAP.
“ISP” means the International Standby Practices ISP98, International Chamber of Commerce Publication No. 590, as from time to time amended, modified, or replaced.
“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.
“LC Application” means any application for a Letter of Credit hereafter made by Borrower to LC Issuer.
“LC Conditions” has the meaning given to such term in Section 2.9.
“LC Issuer” means ABN AMRO Capital USA LLC in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity. Administrative Agent may, with the consent of Borrower and the Lender in question, appoint any Lender hereunder as an LC Issuer in place of or in addition to ABN AMRO Capital USA LLC.
“LC Obligations” means, at the time in question, the sum of all Matured LC Obligations plus the maximum amounts that LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.
“LC Sublimit” means $10,000,000.
“Lender Counterparty” means any Lender or any Affiliate of any Lender that is a party to a Hedging Contract with any Restricted Person. If a Person ceases to be a Lender or an Affiliate of a Lender but remains a party to such Hedging Contract, such Person shall nonetheless remain a Lender Counterparty, but only with respect to transactions entered into thereunder during or prior to the time such Person was a Lender or an Affiliate of a Lender.
“Lender Hedging Obligation” means any obligation of any Restricted Person arising from time to time under any Hedging Contract heretofore, presently or hereafter entered into with a Lender Counterparty; provided that (a) if any Person that was a Lender Counterparty ceases to be a Lender or an Affiliate of a Lender, the Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into during or prior to the time such Person was a Lender or an Affiliate of a Lender and shall not include any obligations arising from any transaction entered into after such Person ceases to be a Lender or an Affiliate of a Lender and (b) used with reference to any Guarantor, the term “Lender Hedging Obligation” excludes any Excluded Swap Obligations with respect to such Guarantor.
“Lender Parties” means Administrative Agent, LC Issuer, and all Lenders.
“Lenders” means each signatory hereto (other than Borrower and any Restricted Person that is a party hereto), including ABN AMRO Capital USA LLC in its capacity as a Lender hereunder rather than as Administrative Agent or LC Issuer, and the successors of each such party as a Lender hereunder pursuant to Section 10.5.
“Lenders Schedule” means Schedule 1 hereto.
“Letter of Credit” means any standby letter of credit issued by LC Issuer hereunder at the application of Borrower.
“Letter of Credit Fee Rate” means, on any date, the rate per annum set forth in the definition of “Applicable Margin”.
“Letter of Credit Termination Date” means the date that is 5 days prior to the Maturity Date or if such day is not a Business Day, the next preceding Business Day.
“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.
“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor that provides for the payment of such Liabilities out of such property or assets or that allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action that would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.
“Loan Documents” means this Agreement, the Notes, the Security Documents, the Letters of Credit, the LC Applications, the Fee Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).
“Loans” has the meaning given to such term in Section 2.1.
“Magnum Hunter” means Magnum Hunter Resources Corporation, a Delaware corporation.
“Material Adverse Change” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets or liabilities of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower and the Guarantors, taken as a whole, to perform any of their obligations under the Loan Documents, (c) the rights and remedies of Administrative Agent, the LC Issuer, or the Lenders under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.
“Material Contracts” means any contract or other arrangement to which any Restricted Person is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could cause a Material Adverse Change, and specifically including (a) gas gathering, gas transportation, gas processing, interconnect, facilities, gas storage, gas marketing or similar agreement with respect to its midstream business and any acreage dedication agreement pursuant to which (i) any Restricted Person is obligated to make payments in any twelve month period of $2,500,000 or more or (ii) Restricted Person expects to receive revenue in any twelve month period of $2,500,000, (b) the contracts listed in Section 5.23 of the Disclosure Schedule and the Material Firm Contracts.
“Material Completed Project” means any capital project of Borrower or any of its Subsidiaries with respect to the construction or expansion of pipelines and other facilities, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by Borrower to exceed, or exceeds, $25,000,000, and which capital project has been substantially completed and has begun commercial operations.
“Material Firm Contract” means any contract with a customer whose long term senior unsecured debt rating is BBB-/Baaa3 or higher by S&P or Moody’s (or such lower rating as may be approved from time to time by Administrative Agent in its reasonable discretion), pursuant to which a Restricted Person agrees to provide gathering or transportation services in consideration for which such Restricted Person will be paid minimum fixed charges of not less than $1,000,000 in each 12 month period, regardless of actual use of such services, provided that such Material Firm Contract shall not be considered “effective” for purposes of the definition of Consolidated EBITDA unless the right to be paid such minimum charges has commenced and such right is not subject to any event or condition that has not been fully satisfied and no event or condition exists that has or could reasonably be expected to cause, a termination or suspension of such right to be paid such minimum charges.
“Material Contract EBITDA Adjustment” shall mean, with respect to each Material Firm Contract, an amount determined by Borrower and approved by Administrative Agent as the projected Consolidated EBITDA attributable solely to the minimum fixed charges payments that the applicable Restricted Person is entitled to receive under such Material Firm Contract for the four Fiscal Quarter period following the date that such Material Firm Contract becomes effective, determined based on assumptions determined by Borrower and Administration Agent to provide reasonable certainty as to such projected Consolidated, and other factors deemed appropriate by Administrative Agent. Notwithstanding the foregoing, no such additions shall be allowed with respect to any Material Firm Contract unless (i) not later than 30 days (or such shorter time period as may be agreed by Administrative Agent) prior to the delivery of the Compliance Certificate required by Section 6.2(b), if Material Contract EBITDA Adjustments will be made to Consolidated EBITDA, Borrower shall have delivered to Administrative Agent the Material Firm Contract and Borrower’s determination of the Material Contract EBITDA Adjustments attributable to such Material Firm Contract, along with a reasonably detailed explanation of the basis therefor, and (ii) not less than 10 days (or such shorter period as may be agreed by Administrative Agent) prior to the date such Compliance Certificate is required to be delivered pursuant to Section 6.2(b), Administrative Agent shall have received such other information and documentation as Administrative Agent may reasonably request, all in form and substance satisfactory to Administrative Agent and shall have approved such determination.
“Material Project EBITDA Adjustment” shall mean, with respect to each Material Completed Project, an amount determined by Borrower and approved by Administrative Agent as the projected Consolidated EBITDA attributable to such Material Completed Project for the four Fiscal Quarter period following the date that such project becomes a Material Completed Project, such amount to be determined based on customer contracts relating to such Material Completed Project, the creditworthiness of the other parties to such contracts, projected revenues from such contracts for firm transportation or on other terms determined by Borrower and Administration Agent to provide reasonable certainty as to such projected revenues, costs and expenses, and other factors deemed appropriate by Administrative Agent. Notwithstanding the foregoing, no such additions shall be allowed with respect to any Material Completed Project unless (i) not later than 30 days (or such shorter time period as may be agreed by Administrative Agent) prior to the delivery of the Compliance Certificate required by Section 6.2(b), if Material Project EBITDA Adjustments will be made to Consolidated EBITDA, Borrower shall have delivered to Administrative Agent evidence of the substantial completion and commercial operation of the project and Borrower’s determination of the Material Project EBITDA Adjustments attributable to such Material Completed Project, along with a reasonably detailed explanation of the basis therefor, and (ii) not less than 10 days (or such shorter period as may be agreed by Administrative Agent) prior to the date such Compliance Certificate is required to be delivered pursuant to Section 6.2(b), Administrative Agent shall have received such other information and documentation as Administrative Agent may reasonably request, all in form and substance satisfactory to Administrative Agent and shall have approved such determination.
“Material Real Estate” means any real property owned in fee by any Restricted Person and any rights-of-way, easements and similar interests of any Restricted Person, excluding any of the foregoing upon which a discrete System is situated with an aggregate value (including improvements thereon) of less than $1,000,000 and so long as the aggregate of all such Systems so excluded have an aggregate value (including improvements thereon) of less than $4,000,000.
“Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be drawn on or made under any Letter of Credit.
“Maturity Date” means March 28, 2018.
“MLP” means the master limited partnership which may be formed as part of a Qualifying IPO.
“Moody’s” means Moody’s Investors Service, Inc., or its successor.
“Multiemployer Plan” means any plan described in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” means the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of the reasonable and customary out-of-pocket expenses (including transfer taxes) incurred by such Restricted Person or such Subsidiary in connection with such transaction, and (y) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith (including any Distributions under Section 7.6(c)); provided that, if the amount of any estimated taxes pursuant to subclause (y) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds.
“Nominated Person” means “nominated person” as defined in Article 5 of the UCC.
“Note” has the meaning given to such term in Section 2.1.
“Obligations” means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including all LC Obligations. “Obligation” means any part of the Obligations.
“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transaction that do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7).
“Parent” means Eureka Hunter Holdings, LLC, a Delaware limited liability company.
“Participant” has the meaning given to such term in Section 10.5(d).
“Participant Register” has the meaning given to such term in Section 10.5(d).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Investments” means
(a)    Cash Equivalents;
(b)    existing Investments or acquisitions of property or assets described in Section 1.1 of the Disclosure Schedule;
(c)    Investments consisting of Hedging Contracts permitted under Section 7.3;
(d)    normal and prudent extensions of credit by Restricted Persons to their customers for buying goods and services in the ordinary course of business or to another Restricted Person in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner;
(e)    extensions of credit among Restricted Persons;
(f)    Investments consisting of cash in Joint Ventures so long as the aggregate amount invested pursuant to this clause (f) (determined without regard to any write-downs or write-offs of such Investments) does not exceed $2,500,000 in any Fiscal Year of Borrower or $5,000,000 during the term of this Agreement and so long as, after giving pro forma effect to such Investment, the Consolidated Leverage Ratio for the 4 Fiscal Quarter period most recently ended prior to such Investment is not more than 4.00 to 1.00;
(g)    guarantees constituting Indebtedness permitted by Section 7.1 and guarantees by any Restricted Person entered into in the ordinary course of business in respect of obligations of any other Restricted Person that do not constitute Indebtedness;
(h)    Investments in the ordinary course of business consisting of endorsements for collection or deposit;
(i)    loans and advances to officers, directors and employees of Borrower (i) for reimbursable expenses of such employees in the ordinary course of business and (ii) in an aggregate amount not to exceed $250,000 at any time outstanding;
(j)    promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 7.5 in an aggregate amount not to exceed $1,150,000 at any time outstanding;
(k)    Investments received in connection with the bankruptcy or reorganization of account debtors;
(l)    creation or acquisition of any additional Subsidiaries, provided that such Subsidiary complies with the provisions of Section 6.16;
(m)    Investments consisting of Liens, Dispositions and Distributions permitted under Article VII; and
(n)    Investments or acquisitions of property or assets not described in subsections (a) through (e) above that do not (taking into account all Investments of all Restricted Persons) exceed an aggregate amount of $2,000,000 during any Fiscal Year.
“Permitted Liens” means:
(a)statutory Liens for taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(b)landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens, in each case only to the extent arising by operation of law in the ordinary course of business and only to the extent securing obligations that are not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;
(c)minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;
(d)deposits of cash, letters of credit, or securities to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds, statutory obligations and other obligations of a like nature incurred in the ordinary course of business;
(e)Liens securing the Obligations;
(f)with respect only to property subject to any particular Security Document, additional Liens burdening such property that are expressly allowed by such Security Document;
(g)easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of any Restricted Person imposed by law or arising in the ordinary course of business, none of which materially impairs the use of such property by Borrower or any Subsidiary in the operation of its business or materially impair the value of such Property subject thereto;
(h)judgment and attachment Liens not giving rise to an Event of Default;
(i)pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security laws or regulations;
(j)encumbrances of record (including, without limitation, deed restrictions, zoning restrictions, easements, governmental or environmental permitting and operation restrictions), the exercise by Governmental Authorities or third parties of eminent domain or condemnation rights, or any other similar restrictions, none of which materially impairs the use of such property by Borrower or any Subsidiary in the operation of its business or materially impairs the value of such Property subject thereto and other encumbrances reasonably acceptable to Administrative Agent and issued with respect to any Collateral subject to a mortgage;
(k)customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the UCC or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended to be cash collateral) in the ordinary course of business;
(l)Liens securing purchase money debt, Capital Lease Obligations or Off-Balance Sheet Liabilities permitted under Section 7.1(e); provided that each such Lien encumbers only the property financed by such Indebtedness and the proceeds and products thereof;
(m)(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of Borrower and its Subsidiaries and (ii) interests or title of a lessor, sublessor, licensor or sublicensor under a lease or license agreement entered into in the ordinary course of business;
(n)Liens on (i) cash deposits in favor of a seller of any property to be acquired in an Investment permitted by Section 7.7 and to be applied against the purchase price thereof and (ii) consisting of an agreement to dispose of property in a disposition permitted by Section 7.5; or
(o)other Liens securing obligations, actual or contingent, in an aggregate principal amount at any time outstanding not to exceed $250,000.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petroleum Inventory” means crude oil, condensate, natural gas, natural gas liquids (NGLs), refined petroleum products, liquefied petroleum gases (LPGs) or any blend thereof.
“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) established by a Restricted Person and any ERISA Plan.
“Platform” has the meaning given to such term in Section 10.3(d).
“Qualifying IPO” shall mean any of the following transactions: (a) the issuance by Borrower of its Equity Interests generating (individually or in the aggregate together with any prior initial public offering) gross proceeds exceeding $75,000,000, in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (b) the consummation of a transaction in which Borrower converts to a master limited partnership or Magnum or an Affiliate sells, exchanges or contributes the membership interests in Borrower to a newly formed limited partnership that is or will become the MLP, or the partners thereof, in exchange for partnership interests, cash or other consideration; provided that the MLP will contemporaneously comply with Section 6.16 hereof and become the substitute Borrower and the initial Borrower will become a Restricted Person under this Agreement.
“Recipient” means (a) Administrative Agent, (b) any Lender and (c) any LC Issuer, as applicable.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Required Lenders” means, as of any date of determination, Lenders having the Requisite Percentage of the total Commitments or, if the commitment of each Lender to make Loans and the obligation of LC Issuer to issue or extend Letters of Credit have been terminated pursuant to Section 8.2, Lenders holding in the aggregate the Requisite Percentage of the Facility Usage (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Facility Usage held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. “Requisite Percentage” means 66-2/3% or more on any date that there are three (3) or fewer Lenders, and greater than 50% on any date that there are four (4) or more Lenders.
“Reserve Requirement” means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities that includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets that includes Eurodollar Loans.
“Responsible Officer” means, with respect to Borrower, the Chief Executive Officer, President or Chief Financial Officer of Borrower, and with respect to any other Restricted Person, if such Restricted Person is a corporation, the President, the Chief Executive Officer, or Chief Financial Officer of such Restricted Person, if such Restricted Person is a limited liability company, or an officer of such Restricted Person, as applicable, and if such Restricted Person is a limited partnership, the applicable officer of the general partner of such limited partnership.
“Restricted Person” means any of Borrower, and each Subsidiary of Borrower.
“S & P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies), or its successor.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Obligations” means all Obligations, Cash Management Obligations and all Lender Hedging Obligations.
“Secured Party” has the meaning set forth in the Security Agreement described on the Security Schedule.
“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder.
“Security Documents” means the guaranties, deeds of trust, mortgages, pledge agreements, security agreements and other documents listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Secured Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.
“Security Schedule” means Schedule 3 hereto.
“State Pipeline Regulatory Agency” means in the state of West Virginia, the West Virginia Public Service Commission and any successor Governmental Authority thereto and in any other state, any Governmental Authority performing a regulatory function similar to the foregoing.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization that is directly or indirectly (through one or more intermediaries) controlled by or more than 50% owned by such Person.
“Swap” means any “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Swap.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the property subject to such operating lease upon expiration or early termination of such lease.
“Systems” means all gathering systems, transmission pipelines, plants, compressors, storage facilities, injection stations, terminals, pumps and heaters, and the equipment, fixtures and improvements located thereon or used in connection therewith, in which any Restricted Person owns an interest, and “System” means each of such Systems.
“Systems Activities” means, with respect to any Person, collectively, the treatment, processing, gathering, dehydration, compression, blending, transportation, storage, transmission, marketing, buying or selling or other dispositions, whether for such Person’s own account or for the account of others, of Hydrocarbons, including that used for fuel or consumed in the foregoing activities and all other business reasonable related or complimentary thereto.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than such a reportable event for which the 30-day notice requirement has been waived, or (b) the withdrawal by any ERISA Affiliate from an ERISA Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan, or (f) any failure by any ERISA Plan to satisfy the ERISA Plan Funding Rules, whether or not waived, or (g) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan, the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any ERISA Plan, or (h) a determination that any ERISA Plan is, or is expected to be, an at-risk plan (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) and the funding target attainment percentage (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) for such plan is, or is expected to be, less than 60 percent, or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any ERISA Affiliate.
“Type” means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or Eurodollar Loans.
“UCC” means the Uniform Commercial Code in effect in the State of New York from time to time or of any other state the laws of which are required to be applied in connection with the perfecting of security interests in any Collateral.
“UCP” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended, modified or replaced from time to time.
“United States” and “U.S.” mean the United States of America.
“Unused Availability” means, at any time of determination, an amount equal to (a) the Aggregate Commitment minus (b) the Facility Usage.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“Withholding Agent” means Borrower and Administrative Agent.
Section 1.2.    Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.
Section 1.3.    Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law, as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used.
Section 1.4.    Calculations and Determinations. All calculations under the Loan Documents of interest chargeable with respect to Eurodollar Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All other calculations of interest made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate. Each determination by a Lender Party of amounts to be paid under Article III or any other matters that are to be determined hereunder by a Lender Party (such as any Eurodollar Rate, Adjusted Eurodollar Rate, Business Day, Interest Period, or Reserve Requirement) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Required Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under ASC Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.
Section 1.5.    Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.6.    Times of Day; Business Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
Section 1.7.    Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto that would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document.
ARTICLE II -    The Loans and Letters of Credit
Section 2.1.    Commitments to Lend; Notes. Subject to the terms and conditions hereof, each Lender agrees to make loans to Borrower (herein called such Lender’s “Loans”) upon Borrower’s request from time to time during the Commitment Period, provided that (a) subject to Sections 3.3, 3.4 and 3.6, Loans of the same Type shall be made by Lenders in accordance with their respective Applicable Percentages and as part of the same Borrowing, and (b) after giving effect to such Loans, the Facility Usage does not exceed the Aggregate Commitment then in effect. The aggregate amount of all Loans (other than Loans made pursuant to Section 2.11(b)) in any Borrowing must be greater than or equal to (a) in the case of Eurodollar Loans, $1,000,000 or any higher integral multiple of $500,000 or (b) in the case of Base Rate Loans, $500,000 or any higher integral multiple of $100,000 or must equal the remaining availability under the Aggregate Commitment. Borrower may have no more than eight (8) Borrowings of Eurodollar Loans outstanding at any time. Interest on each Loan shall accrue and be due and payable as provided herein. Each Loan shall be due and payable as provided herein, and shall be due and payable in full on the Maturity Date. Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow Loans hereunder. The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, may, at the option and upon the request of a Lender, be evidenced by a single promissory note (herein called such Lender’s “Note”) made by Borrower payable to such Lender or its registered assigns in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note.
Section 2.2.    Requests for New Loans. Borrower must give to Administrative Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of new Loans to be advanced by Lenders. Each such notice constitutes a “Borrowing Notice” hereunder and must:
(a)    specify (i) the aggregate amount of any such Borrowing of new Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which date shall be the first day of the Interest Period that is to apply thereto), and the length of the applicable Interest Period; and
(b)    be received by Administrative Agent not later than 11:00 a.m. on (i) the day on which any such Base Rate Loans are to be made, or (ii) the 3rd Business Day preceding the day on which any such Eurodollar Loans are to be made.
Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B. Each such telephonic request shall be deemed a representation and warranty by Borrower as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent at Administrative Agent’s office in New York City the amount of such Lender’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may in its discretion assume that such Lender has made such share available on such date in accordance with this Section 2.2 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.
Section 2.3.    Continuations and Conversions of Existing Loans. Borrower may make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to Eurodollar Loans, to convert Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to continue Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, Borrower may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than eight (8) Borrowings of Eurodollar Loans outstanding at any time. To make any such election, Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:
(a)    specify the existing Loans that are to be Continued or Converted;
(b)    specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be continued or converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be continued or converted, the date on which such Continuation or Conversion is to occur (which date shall be the first day of the Interest Period that is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and
(c)    be received by Administrative Agent not later than 11:00 a.m. on (i) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (ii) the 3rd Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.
Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit C. Each such telephonic request shall be deemed a representation and warranty by Borrower as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower. During the continuance of any Default, Borrower may not make any election to convert existing Loans into Eurodollar Loans or continue existing Loans as Eurodollar Loans unless Administrative Agent and Lenders shall have otherwise consented in writing. If (due to the existence of a Default or for any other reason) Borrower fails to give any Continuation/Conversion Notice with respect to a Borrowing of existing Eurodollar Loans by the time specified in clause (c) above, such Eurodollar Loans shall automatically be converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.
Section 2.4.    Use of Proceeds. Borrower shall use all Loans (a) to refinance existing indebtedness outstanding on the Closing Date, including the term loans, prepayment premiums and other obligation owed under the Existing Loan Agreement, (b) to pay fees and expenses payable in connection with the closing of this Agreement and the funding of the initial Loans hereunder, (c) to finance maintenance and expansion capital expenditures related to their Systems, (d) to finance acquisitions permitted under the terms of this Agreement, (e) to refinance from time to time Matured LC Obligations, (f) provide working capital for its operations and (g) for other general business purposes. Borrower shall use all Letters of Credit for its general corporate purposes. In no event shall the funds from any Loan or any Letter of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. No part of the proceeds of any Loan, directly or indirectly, will be used for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
Section 2.5.    Interest Rates and Fees; Payment Dates; Retroactive Adjustments of Applicable Interest Rates.
(a)    Interest Rates. Subject to subsection (b) below, (i) each Base Rate Loan shall bear interest on each day outstanding at the Adjusted Base Rate in effect on such day, and (ii) each Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Adjusted Eurodollar Rate in effect on such day. Subject to subsection (b) below, all other Obligations that are not paid when due shall bear interest on each day outstanding at Adjusted Base Rate in effect on such day.
(b)    Default Rate. If an Event of Default shall have occurred and be continuing under Section 8.1(i)(i), (i)(ii), or (i)(iii), all outstanding Obligations shall bear interest at the applicable Default Rate. In addition, if an Event of Default shall have occurred and be continuing (other than under Section 8.1(i)(i), (i)(ii), or (i)(iii)), Required Lenders (or Administrative Agent at the direction of Required Lenders) may, by notice to Borrower, elect to have the outstanding Obligations bear interest at the applicable Default Rate, whereupon such Obligations shall bear interest at the applicable Default Rate until the earlier of (i) the first date thereafter upon which there shall be no Event of Default continuing and (ii) the date upon which Required Lenders shall have rescinded such notice.
(c)    Commitment Fees. In consideration of each Lender’s commitment to make Loans, Borrower will pay to Administrative Agent for the account of each Lender a commitment fee determined on a daily basis by applying the Commitment Fee Rate to such Lender’s Applicable Percentage of the Unused Availability determined at the end of each day during the Commitment Period. This commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period.
(d)    Administrative Agent’s Fees. In addition to all other amounts due to Administrative Agent under the Loan Documents, Borrower will pay fees to Administrative Agent as described in the Fee Letter.
(e)    Payment Dates. On each Interest Payment Date relating to Base Rate Loans, Borrower shall pay to Lenders all unpaid interest that has accrued on the Base Rate Loans to but not including such Interest Payment Date. On each Interest Payment Date relating to a Eurodollar Loan, Borrower shall pay to Lenders all unpaid interest that has accrued on such Eurodollar Loan to but not including such Interest Payment Date.
(f)    Retroactive Adjustments of Applicable Interest Rates. If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or Required Lenders determine that (i) the Consolidated Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code, automatically and without further action by Administrative Agent, any Lender or LC Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Administrative Agent, any Lender or LC Issuer, as the case may be, under this Section 2.5 or Section 2.11(a) or under Article VIII. Borrower’s obligations under this paragraph shall survive the termination of this Agreement and the other Loan Documents and the repayment of all other Obligations hereunder.
Section 2.6.    Optional Prepayments. Borrower may, from time to time and without premium or penalty prepay the Loans, in whole or in part, upon prior written notice to Administrative Agent, provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m. (A) on the day on which any Base Rate Loan is to be prepaid and (B) on the 3rd Business Day preceding the day on which any Eurodollar Loan is to be prepaid, (ii) the aggregate amounts of all partial prepayments of principal on the Loans equals $1,000,000 or any higher integral multiple of $100,000 and (iii) if Borrower prepays any Eurodollar Loan on any day other than the last day of the Interest Period applicable thereto, it shall pay to Lenders any amounts due under Section 3.4. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.
Section 2.7.    Mandatory Prepayments.
(a)    If at any time the Facility Usage exceeds the Aggregate Commitment (whether due to a reduction in the Aggregate Commitment in accordance with this Agreement, or otherwise), Borrower shall immediately upon demand prepay the principal of the Loans (and after all Loans are repaid in full, Cash Collateralize the LC Obligations in accordance with Section 2.16) in an amount at least equal to such excess.
(b)    If any Restricted Person Disposes of any property (other than any Disposition of any property permitted by clauses (a) through (j) of Section 7.5) that results in the realization by such Person of Net Cash Proceeds, Borrower shall prepay an aggregate principal amount of Loans equal to such Net Cash Proceeds immediately upon receipt thereof by such Person; provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.7(b), at the election of Borrower (as notified by Borrower to Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, such Restricted Person may reinvest all or any portion of such Net Cash Proceeds in the purchase of capital assets so long as within 180 days after the receipt of such Net Cash Proceeds a definitive agreement shall have been entered into in respect of such purchase and within 270 days after the receipt of such Net Cash Proceeds such purchase shall have been consummated (as certified by Borrower in writing to Administrative Agent) and pending such consummation such Net Cash Proceeds remain on deposit in an account subject to Administrative Agent’s control; and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.7(b).
Section 2.8.    Commitment Reductions. Borrower may, upon notice to Administrative Agent, terminate the Aggregate Commitment, or from time to time permanently reduce the Aggregate Commitment; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Facility Usage would exceed the Aggregate Commitment, and (iv) if, after giving effect to any reduction of the Aggregate Commitment, the LC Sublimit exceeds the amount of the Aggregate Commitment, each such sublimit shall be automatically reduced by the amount of such excess. Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitment. Any reduction of the Aggregate Commitment shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
Section 2.9.    Letters of Credit. Subject to the terms and conditions hereof, Borrower may at any time during the Commitment Period request LC Issuer to issue, increase the amount of or otherwise amend or extend, one or more Letters of Credit, provided that:
(a)    after taking such Letter of Credit into account, the Facility Usage does not exceed the Aggregate Commitment at such time;
(b)    after taking such Letter of Credit into account, the aggregate amount of LC Obligations at such time does not exceed the LC Sublimit;
(c)    the expiration date of such Letter of Credit (as extended, if applicable) is prior to the earliest to occur of (i) 12 months after the issuance thereof (subject to Section 2.10(b)), and (ii) the Letter of Credit Termination Date;
(d)    such Letter of Credit is to be used for general business purposes of a Restricted Person that is a U.S. Person or is to be denominated in a currency other than Dollars;
(e)    the issuance of such Letter of Credit would not violate one or more policies of the LC Issuer applicable to letters of credit generally;
(f)    such Letter of Credit does not contain any provisions for automatic reinstatement of the stated amount after any drawing thereunder;
(g)    no order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Issuer from issuing such Letter of Credit, and no Law applicable to the LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Issuer shall prohibit, or request that the LC Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the LC Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the LC Issuer in good faith deems material to it;
(h)    the form and terms of such Letter of Credit are acceptable to LC Issuer in its discretion; and
(i)    all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.
LC Issuer will honor any such request if the foregoing conditions (a) through (i) (the “LC Conditions”) have been met as of the date of issuance of such Letter of Credit. Notwithstanding anything to the contrary contained herein, LC Issuer shall not at any time be obligated to issue, amend, renew or extend any Letter of Credit if any Lender is at that time a Defaulting Lender, unless LC Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to LC Issuer (in its discretion) with Borrower or such Lender to eliminate LC Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Obligations as to which LC Issuer has actual or potential Fronting Exposure, as it may elect in its discretion.
Borrower may also at any time during the Commitment Period request that LC Issuer extend the expiration date of an existing Letter of Credit or modify an existing Letter of Credit (other than an increase or extension) and LC Issuer will honor such request if the LC Conditions set forth in subsection (c) of this Section 2.9 are met; provided that in the case of any such modification (other than an increase or extension), LC Issuer shall have approved such modification.
LC Issuer shall have at all times the benefits and immunities (a) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included LC Issuer with respect to such acts or omissions, and (b) as additionally provided herein with respect to LC Issuer.
Section 2.10.    Requesting Letters of Credit.
(a)    Borrower must make written application for any Letter of Credit or amendment or extension of any Letter of Credit at least three (3) Business Days (or such shorter period as LC Issuer may in its discretion from time to time agree) before the date on which Borrower desires for LC Issuer to issue such Letter of Credit. By making any such written application, unless otherwise expressly stated therein, Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.9 will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in writing in the form customarily used by LC Issuer, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and Borrower).
(b)    If Borrower so requests in any applicable LC Application, LC Issuer may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit LC Issuer to prevent any such extension at least once in each 12 month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12 month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by LC Issuer, Borrower shall not be required to make a specific request to LC Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, Lenders shall be deemed to have authorized (but may not require) LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Termination Date; provided, however, that LC Issuer shall not permit any such extension if (i) LC Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.9 or otherwise), or (ii) it has received notice (which notice may be by telephone or in writing) on or before the day that is 5 Business Days before the Non-Extension Notice Date (1) from Administrative Agent that Required Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing LC Issuer not to permit such extension.
(c)    Upon satisfaction of the LC Conditions for a Letter of Credit (or if LC Issuer otherwise desires to issue such Letter of Credit earlier), LC Issuer will issue such Letter of Credit at LC Issuer’s office in New York City. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control. Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify LC Issuer.
Section 2.11.    Reimbursement and Participations.
(a)    Reimbursement by Borrower. Each Matured LC Obligation shall constitute a loan by LC Issuer to Borrower. Borrower promises to pay to LC Issuer, or to LC Issuer’s order, on demand, the full amount of each Matured LC Obligation, together with interest thereon (i) at the rate applicable to Base Rate Loans to and including the first Business Day after such demand is made by LC Issuer and (ii) to the extent imposed pursuant to Section 2.5(a) of this Agreement, at the Default Rate applicable to Base Rate Loans on each day thereafter. The obligation of Borrower to reimburse LC Issuer for each Matured LC Obligation shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (including any LC Application) under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; (v) compliance with any laws, customs and regulations which may be effective in countries of issuance, presentation under, negotiation and/or payment of any Letter of Credit or any ruling of any court or governmental authority or agency, or any control or restriction rightfully or wrongfully exercised by any government or group asserting or exercising governmental or paramount powers; (vi) the acceptance by LC Issuer as complying with the applicable Letter of Credit of any draft or document drawn, issued or presented under such Letter of Credit which is issued or purportedly issued by an agent, executor, trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative or successor of the party identified in such Letter of Credit as the party permitted to draw, issue or present such draft or document (or any transferee thereof); (vii) any error, neglect, insolvency, failure of business or default of any of LC Issuer’s Nominated Persons; (viii) any delay, omission, interruption, loss in transit, or mutilation or other errors arising in (A) transmission, dispatch or delivery of any document or draft or proceeds thereof or (B) transmission, dispatch or delivery of any messages by mail, cable, telegraph, wireless or otherwise, whether or not they be in code; (ix) the description, weight, existence, character, quality, quantity, condition, packing, value or delivery of the property, services or performance purporting to be represented by documents, or errors in translation or errors in interpretation of technical terms; (x) any difference in character, quality, quantity, condition or value of the property from that expressed in documents; (xi) the time, place, manner or order in which shipment is made; (xii) any partial or incomplete shipment or failure or omission to ship any or all of the property referred to in any Letter of Credit; (xiii) the character, adequacy, validity or genuineness of any insurance; (xiv) the solvency or responsibility of any insurer, or the acts or omissions, performance or standing of any insurer, or any other risk connected with insurance; (xv) any deviation from instructions, delay, default or fraud by the shipper or anyone else in connection with the property or the shipping thereof; (xvi) the solvency, responsibility, performance or standing of, or the acts or omissions of, any consignor, carrier, forwarder or consignee of any goods or any other Person; (xvii) any delay in arrival or failure to arrive of either the property or any of the documents relating thereto; (xviii) any delay in giving or failure to give notice of arrival or any other notice; (xix) any claim, breach of contract or dispute between the beneficiary, shippers or vendors and Borrower; (xx) any waiver of any requirement in a Letter of Credit that exists for LC Issuer’s protection and not the protection of Borrower or any waiver which does not in fact materially prejudice Borrower; (xxi) any payment made in respect of a draft or document presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if payment after such date is authorized by the UCC, the UCP or the ISP, as applicable; (xxii) without limiting the foregoing, any consequences arising (A) from the interruption of LC Issuer’s business, acts of God, riots, civil commotions, insurrections, war, acts of terrorism, strikes, lockouts, or other causes beyond LC Issuer’s control, (B) from any act or omission by LC Issuer or any of its Nominated Persons, Affiliates or agents or any bank whose services are utilized for the purpose of giving effect to Borrower’s instructions, in each case if not done or omitted with LC Issuer’s gross negligence or willful misconduct, or (C) from the failure of another bank to carry out instructions transmitted by LC Issuer, whether such other bank was selected by Borrower, LC Issuer or any other Person; or (xxiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; and none of the above shall affect, impair or prevent the vesting of any of LC Issuer’s rights or powers hereunder. If any Letter of Credit provides that payments are to be made by the applicable LC Issuer’s Nominated Person, neither LC Issuer nor such Nominated Person shall be responsible for the failure of any of the documents specified in such Letter of Credit to come into LC Issuer’s possession or for any delay in connection therewith, and Borrower’s obligations under this Agreement shall not be affected by such failure or delay in the receipt by LC Issuer of any such documents. Without limiting the generality of the foregoing, it is expressly agreed that the absolute and unconditional nature of Borrower’s obligations under this section to reimburse LC Issuer for each drawing under a Letter of Credit will not be excused by the gross negligence or willful misconduct of LC Issuer. However, the foregoing shall not be construed to excuse LC Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by LC Issuer’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
In addition to the exculpatory provisions contained in the UCP, the ISP and/or the UCC, as applicable, the LC Issuer and LC Issuer’s Nominated Persons shall not be responsible for, and Borrower’s obligation to reimburse LC Issuer for each Matured LC Obligation shall not be affected or reduced by, any action or inaction required or permitted under the UCC, the UCP or the ISP, in each case as applicable.
(b)    Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder then, unless Borrower shall have notified LC Issuer and Administrative Agent prior to 11:00 a.m., on the Business Day on which such drawing is honored that Borrower intends to reimburse the LC Issuer for the amount of such drawing in funds other than from the proceeds of a Loan, Borrower shall be deemed to have timely given a Notice of Borrowing to Administrative Agent requesting Lenders to make a Base Rate Loan on the date on which such drawing is honored in an exact amount due to LC Issuer; provided that for purposes solely of such Loan, the minimum amounts for Loan set forth in Section 2.1 and the conditions precedent set forth in Section 4.2 hereof shall not be applicable and for the purposes of the first sentence of Section 2.1, the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.
(c)    Participation by Lenders. LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and, to induce LC Issuer to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Applicable Percentage of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of Cash Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand (and Administrative Agent may apply Cash Collateral provided for this purpose), in immediately available funds at LC Issuer’s address for notices hereunder, such Lender’s Applicable Percentage of such Matured LC Obligation (or any portion thereof that has not been reimbursed by Borrower). Each Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within 3 Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within 3 Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate applicable to Base Rate Loans.
(d)    Distributions to Participants. Whenever LC Issuer has in accordance with this section received from any Lender payment of such Lender’s Applicable Percentage of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or by application of Cash Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Applicable Percentage), LC Issuer will distribute to such Lender its Applicable Percentage of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof that LC Issuer has previously distributed to it.
(e)    Calculations. A written advice setting forth in reasonable detail the amounts owing under this section, submitted by LC Issuer to Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.
Section 2.12.    Letter of Credit Fees. In consideration of LC Issuer’s issuance of any Letter of Credit, Borrower agrees to pay (a) to Administrative Agent, for the account of all Lenders in accordance with their respective Applicable Percentages, a letter of credit issuance fee at a rate equal to the Letter of Credit Fee Rate then in effect (which fee shall be increased by 2.0% per annum during any period in which interest on the Loans accrues at the Default Rate), and (b) to such LC Issuer for its own account, a letter of credit fronting fee at a rate equal to 0.20% per annum times the face amount of such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to LC Issuer pursuant to Section 2.9 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to LC Issuer for its own account. In addition, Borrower will pay to LC Issuer LC Issuer’s customary fees for issuance, amendment and drawing of each Letter of Credit. The letter of credit fee and the letter of credit fronting fee will be calculated on the undrawn face amount of each Letter of Credit outstanding on each day at the above-applicable rates and will be due and payable in arrears on the last Business Day of each Fiscal Quarter and at the end of the Commitment Period.
Section 2.13.    No Duty to Inquire.
(a)    Drafts and Demands. LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. LC Issuer shall have the right, in its discretion, to decline to accept documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit. Borrower releases LC Issuer from, and agrees to hold LC Issuer harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by LC Issuer, provided only that LC Issuer shall not be released from or entitled to indemnification for that portion, if any, of any liability or claim that is proximately caused by or results from its own individual gross negligence or willful misconduct or breach in bad faith of its obligations under any Loan Document, as determined in a final judgment.
(b)    Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of any Restricted Person, or if the amount of any Letter of Credit is increased at the request of any Restricted Person, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender Party in accordance with such extension, increase or other modification.
(c)    Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and Borrower releases LC Issuer from, and agrees to hold LC Issuer harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by LC Issuer, provided only that LC Issuer shall not be released from or entitled to indemnification for that portion, if any, of any liability or claim that is proximately caused by or results from its own individual gross negligence or willful misconduct or breach in bad faith of its obligations under any Loan Document, as determined in a final judgment. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower from pursuing such rights and remedies as it may have against such beneficiary or transferee.
(d)    Role of the LC Issuer.
(i)    The responsibility of LC Issuer to Borrower in connection with any draft presented for payment under any Letter of Credit issued on behalf of Borrower shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered by or on behalf of the beneficiary under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit. In addition, the Lenders and Borrower agree that, in paying any drawing or demand for payment under any Letter of Credit, LC Issuer shall not have any responsibility to inquire as to the validity or accuracy of any document presented in connection with such drawing or demand for payment or the authority of the Person executing or delivering the same.
(ii)    Neither LC Issuer nor any of the respective correspondents, participants or assignees of LC Issuer shall be liable to any Lender for: (A) any action taken or omitted in connection herewith in respect of any Letter of Credit at the request or with the approval or deemed approval of the Required Lenders; (B) any action taken or omitted in respect of any Letter of Credit in the absence of gross negligence or willful misconduct; or (C) the due execution, effectiveness, validity or enforceability of any Letter of Credit or any document delivered in connection with the issuance or payment of such Letter of Credit.
Section 2.14.    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them (except that with respect to any other Lender that is a Defaulting Lender by virtue of such Lender failing to fund its required share (if any) of any Loan or LC Obligation, such Defaulting Lender’s pro rata share of the excess payment shall be allocated to the Lender (or the Lenders, pro rata) that funded such Defaulting Lender’s required share (if any)), provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Obligations to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
Each Restricted Person consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Restricted Person rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Restricted Person in the amount of such participation.
Section 2.15.    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 2.2 are several and not joint. The failure of any Lender to make any Loan; to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).
Section 2.16.    Cash Collateral.
(a)    Certain Credit Support Events. Upon the request of Administrative Agent or LC Issuer (i) if LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Matured LC Obligation, or (ii) if, as of the Letter of Credit Termination Date, any LC Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all LC Obligations. If, after the making of all mandatory prepayments required under Section 2.7, the outstanding LC Obligations will exceed the Aggregate Commitments, then in addition to prepayment of the entire principal balance of the Loans required under Section 2.7, Borrower shall immediately Cash Collateralize the then outstanding LC Obligations in an amount equal to such excess. At any time that there shall exist a Defaulting Lender, immediately upon the request of Administrative Agent or LC Issuer, Borrower shall deliver Cash Collateral to Administrative Agent in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at Administrative Agent. Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, LC Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrower or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Section 2.7, 2.9, 2.17, or 8.3 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LC Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.5(h))) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Restricted Person shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.3), and (y) the Person providing Cash Collateral and LC Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.17.    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article III or VIII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 10.14), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to LC Issuer hereunder; third, if so determined by Administrative Agent or requested by LC Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to Lenders or LC Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or LC Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Matured LC Obligations were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Matured LC Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Matured LC Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.5(c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.12.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of that Defaulting Lender’s participation in LC Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to that Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation, and (y) such reallocation does not cause the aggregate amount of the Loans and participations in LC Obligations of any non-Defaulting Lender to exceed the lesser of (1) such non-Defaulting Lender’s Commitment and (2) such non-Defaulting Lender’s Applicable Percentage of the Aggregate Commitment (calculated without giving effect to any reallocations pursuant to this clause (iv)). No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(b)    Defaulting Lender Cure. If Borrower, Administrative Agent and LC Issuer agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which conditions may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.18.    Increase of Aggregate Commitments.
(a)    If no Default or Event of Default shall have occurred and be continuing, Borrower may at any time during the Availability Period request one or more increases of the Aggregate Commitments by notice to Administrative Agent in writing of the amount of such proposed increase (an “Increase Notice”); provided, however, that (i) the Commitment of any Lender may not be increased without such Lender’s consent, (ii) the minimum amount of any such increase shall be $5,000,000 and (iii) the amount of the Aggregate Commitments, after giving effect to any such increase, shall not exceed $150,000,000.
(b)    Following any Increase Notice, Borrower may, in its discretion, but with the consent of Administrative Agent and LC Issuer as to any Person that is not at such time a Lender (such consent not to be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of the increased Aggregate Commitments pursuant to Section 2.18(c) below, by notifying Administrative Agent. Administrative Agent shall promptly deliver such notice on behalf of Borrower to the one or more Lenders and, to the extent so consented to by Administrative Agent and LC Issuer, additional banks or financial institutions selected by Borrower.
(c)    Any existing Lender that Borrower selects to offer such a participation in the increased Aggregate Commitments and any additional bank or financial institution that Borrower selects to offer a participation in the increased Aggregate Commitments and so consented to by Administrative Agent and LC Issuer, in each case that agrees to participate in the increased Aggregate Commitments shall notify Administrative Agent of its agreement to participate in the increased Aggregate Commitments within such time as Borrower and Administrative Agent shall have specified in the notice of such offer.
(d)    Any such additional bank or financial institution agreeing to participate in such increased Aggregate Commitments pursuant to this Section 2.18 shall execute and deliver to Administrative Agent a joinder agreement in form and substance satisfactory to Administrative Agent and its counsel setting forth the Commitment of such bank or financial institution and, upon the effectiveness of such joinder agreement, such bank or financial institution (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement and the signature pages hereof shall be deemed to be amended to add the name of such New Lender and Annex 1 and the definition of Aggregate Commitments in Section 1.1 shall be deemed amended to increase the Aggregate Commitments by the Commitment of such New Lender; provided that the Commitment of any New Lender shall be in an amount not less than $5,000,000.
(e)    Any existing Lender that accepts an offer to it by Borrower to increase its Commitment pursuant to this Section 2.18 shall execute and deliver to Administrative Agent a commitment increase agreement in form and substance satisfactory to Administrative Agent and its counsel, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Annex 1 and the definition of Aggregate Commitments in Section 1.1 shall be deemed to reflect such increase.
(f)    The effectiveness of any such joinder agreement of a New Lender or any such commitment increase agreement of an existing Lender shall be contingent upon receipt by Administrative Agent of such corporate resolutions of Borrower authorizing such increase, and such other documents and opinions reasonably requested by Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent.
(g)    If any bank or financial institution becomes a New Lender pursuant to paragraph (d) above or any Lender’s Commitment is increased pursuant to paragraph (e) above, Loans made on or after the effectiveness thereof (the “Re-Allocation Date”) shall be made pro rata based on the Lenders’ Commitments in effect on and after such Re-Allocation Date.
(h)    If on any Re-Allocation Date there is an unpaid principal amount of Loans, Borrower and Lenders authorize Administrative Agent and Borrower to make non-ratable borrowings and prepayments of the Loans, and if any such prepayment requires the payment of Eurodollar Rate Loans other than on the last day of the applicable Interest Period, Borrower shall pay any required amounts pursuant to Section 3.4, in order to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments and from the Commitments of a New Lender.
ARTICLE III -    Payments to Lenders
Section 3.1.    General Procedures. Borrower will make each payment that it owes under the Loan Documents to Administrative Agent for the account of the Lender Party to whom such payment is owed, in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by Administrative Agent not later than 12:00 (noon) on the date such payment becomes due and payable. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place set forth for Administrative Agent on the Lenders Schedule. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed (except as otherwise provided in Section 8.3) for the payment of all Obligations that are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due to Administrative Agent under Section 6.9 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree).
All payments applied to principal or interest shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Sections 2.6 and 2.7. All distributions of amounts described above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations in proportion to all amounts owed to all Lender Parties; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.11(c) or to Administrative Agent under Section 10.4(c), any amounts otherwise distributable under this section to such Lender shall be deemed to belong to LC Issuer, or Administrative Agent, respectively, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.
Section 3.2.    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any Reserve Requirement reflected in the Adjusted Eurodollar Rate) or LC Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement, any Letter of Credit, any participation in any Letter of Credit, any Commitment, any Eurodollar Loan made by it, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto; or
(iii)    impose on any Lender or LC Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (other than with respect to Excluded Taxes or Indemnified Taxes addressed in Section 3.5);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or LC Issuer, Borrower will pay to such Lender or LC Issuer within ten (10) Business Days after receipt of such notice and demand, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time with written notice and demand with respect to such reduced amounts, and within ten (10) Business Days after receipt of such notice and demand, Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in subsections (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.
(d)    Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than 9 months prior to the date that such Lender or LC Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 9 month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 3.3.    Illegality. If any Change in Law after the date hereof shall make it unlawful for any Lender to fund or maintain Eurodollar Loans, then, upon notice by such Lender Party to Borrower and Administrative Agent until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such suspension no longer exist, (a) Borrower’s right to elect Eurodollar Loans from such Lender Party shall be suspended to the extent and for the duration of such illegality, (b) all Eurodollar Loans of such Lender Party that are then the subject of any Borrowing Notice and that cannot be lawfully funded shall be funded as Base Rate Loans of such Lender Party, and (c) all Eurodollar Loans of such Lender Party shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law. If any such conversion of a Eurodollar Loan occurs on a day that is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender Party such amounts, if any, as may be required pursuant to Section 3.4. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to Administrative Agent, designate a different Applicable Lending Officer if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
Section 3.4.    Funding Losses. In addition to its other obligations hereunder, Borrower will reimburse each Lender within ten (10) Business Days after written demand from such Lender for any loss or expense incurred or sustained by such Lender (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender to fund or maintain Eurodollar Loans), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans, if such payment or prepayment prevents such Continuation/ Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, (d) any Conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, or (e) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.7(b).
Section 3.5.    Taxes.
(a)    LC Issuer. For purposes of this Section 3.5, the term “Lender” includes any LC Issuer and the term “applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, (ii) if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (b) above, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that Recipient has made written demand within 180 days of the date on which Recipient received written notice of such Indemnified Tax from the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this subsection (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.5, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(g)(ii)(A), (ii)(B) and (ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    Any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of Internal Revenue Service Form W-9 (or any successor form thereto) certifying that such Lender is exempt from United States federal backup withholding tax.
(B)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of Internal Revenue Service Form W-8BEN (or any successor form thereto) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN (or any successor form thereto) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed originals of Internal Revenue Service Form W-8ECI (or any successor form thereto);
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” that is related to Borrower within the meaning of section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of Internal Revenue Service Form W-8BEN (or any successor form thereto);
(IV)    any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; or
(V)    if any Lender is not the beneficial owner, duly executed originals of IR Form W-8IMY (or any successor form thereto) accompanied by IRS Form W-9, IRS Form W-8BEN, IRS Form W-8ECI, certifications required under Section 3.5(g)(B)(III), any applicable withholding statement or certification documents from each beneficial owner, as applicable.
(C)    If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.6.    Alternative Rate of Interest. If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Loans:
(c)    Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period (any such determination shall be conclusive absent manifest error); or
(a)    Administrative Agent is advised by Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then Administrative Agent shall give notice thereof to Borrower and Lenders by telephone or facsimile as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, (i) any Continuation/Conversion Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of Eurodollar Loans shall be ineffective and shall be deemed a request to continue such Borrowing as a Borrowing of Base Rate Loans and (ii) if any Borrowing Notice requests a Borrowing of Eurodollar Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans.
Section 3.7.    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires Borrower to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If (a) any Lender is a Defaulting Lender, or if any Lender requests compensation under Section 3.2, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, or (b) any Lender withholds its consent (when all other required consents have been obtained), then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)    Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.5;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Matured LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)    such assignment does not conflict with applicable law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
Section 3.8.    Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders or LC Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or LC Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or LC Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or LC Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
ARTICLE IV -    Conditions Precedent to Lending
Section 4.1.    Closing Date Conditions. The obligation of each Lender to make its initial Loan hereunder and LC Issuer to issue any initial Letter of Credit hereunder is subject to satisfaction of the following conditions precedent:
(e)    Loan Documents. Administrative Agent shall have received duly executed and delivered counterparts of each Loan Document (i) in form, substance and date satisfactory to Administrative Agent, and (ii) in such numbers as Administrative Agent or its counsel may reasonably request. In connection with the execution and delivery of the Security Documents, Administrative Agent shall (i) have received duly executed and acknowledged counterparts of the deeds of trust and mortgages in respect of each Restricted Person’s rights of way and permits sufficient for recording purposes and (ii) have received UCC financing statements as Administrative Agent may request to perfect the Liens granted pursuant to such Security Documents.
(f)    Organizational Documents; Incumbency. Administrative Agent shall have received (i) a certificate of a Responsible Officer of each Restricted Person dated the Closing Date, certifying that attached thereto is a true and complete copy of each Organizational Document of such Restricted Person, and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Restricted Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Restricted Person approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by a Responsible Officer as being in full force and effect without modification or amendment; and (iv) an existence and good standing certificate from the applicable Governmental Authority of each Restricted Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction where such Restricted Person is required to be qualified to do business as a foreign corporation, each dated a recent date prior to the Closing Date.
(g)    Closing Certificate. Administrative Agent shall have received a closing certificate executed by a Responsible Officer of Borrower, of even date with this Agreement, in which such Responsible Officer certifies to the satisfaction of each of the conditions set out in Section 4.1(d), (l), (m), (n), (o) (without regard to Administrative Agent’s satisfaction) and Section 4.2.
(h)    Governmental Authorizations and Consents. Each Restricted Person shall have obtained all authorizations from any Governmental Authority and all consents of other Persons, in each case that are necessary or reasonably deemed by Administrative Agent to be advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(i)    Environmental Reports. Administrative Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to Restricted Persons’ material real property assets, which reports shall include an environmental assessment (as appropriate for a recently constructed pipeline but not a full ASTM compliant Phase I Environmental Site Assessment) dated as of a date satisfactory to Administrative Agent and prepared by an environmental consulting firm satisfactory to Administrative Agent.
(j)    Evidence of Insurance. Administrative Agent shall have received certificates of insurance, in form and detail acceptable to Administrative Agent describing the types and amounts of insurance (property and liability) maintained by any Restricted Person, in each case naming Administrative Agent as additional insured and loss payee to the extent required under Section 6.8.
(k)    Opinions of Counsel. Administrative Agent shall have received written opinions of counsel to Restricted Persons opining as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).
(l)    Fees. Administrative Agent shall have received all commitment, facility, agency, recording, filing, and other fees or reimbursements required to be paid to Administrative Agent or any Lender pursuant to the Fee Letter or any other Loan Documents. Administrative Agent shall have received payment from Borrower for estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with filing any recordation of any Security Documents and for which invoices have been presented one Business Day prior to the Closing Date (provided that such estimates shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent).
(m)    Financial Statements. Lenders shall have received the Initial Financial Statements, which shall be in form reasonably satisfactory to Administrative Agent.
(n)    Compliance Certificate. Administrative Agent shall have received a certification, which may be included in the closing certificate pursuant to Section 4.1(c), from a Responsible Officer of Borrower, of even date with this Agreement, demonstrating that as of December 31, 2013 Borrower (a) maintained a Maximum Leverage Ratio no greater than 4.75 to 1.00 and (b) maintained a Minimum Interest Coverage Ratio no less than 2.75 to 1.00.
(o)    Title. Administrative Agent shall have received title information in respect of the Restricted Persons’ material rights of way, permits and other interests in form and substance reasonably satisfactory to Administrative Agent.
(p)    No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Change.
(q)    Material Adverse Change. No event or circumstance shall have occurred and be continuing since the date of the audited Initial Financial Statements that has had, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Change.
(r)    Material Contracts. Borrower shall have delivered to Administrative Agent copies of all Material Contracts (including all waivers, supplements or amendments thereto), in each case, in the form existing on the Closing Date, including the contracts listed on Section 5.23 of the Disclosure Schedule.
(s)    Rights-of-Way. Administrative Agent shall have received (or shall have been provided access to for its due diligence review reasonably satisfactory to Administrative Agent) copies of all rights-of-way and permits and alignment maps regarding the property constituting Collateral.
(t)    Discharge of Existing Indebtedness and Liens. Administrative Agent shall have received documents, in form and substance reasonably satisfactory to Administrative Agent, (i) confirming that all lien terminations, UCC-3 termination statements and other documentation evidencing the termination of Liens, if any, on any Restricted Person’s property not permitted by Section 7.2 shall be delivered to Administrative Agent, and (ii) providing for the payment in full of the Existing Loan Agreement and all other Indebtedness, if any, of any Restricted Person not permitted by Section 7.1.
(u)    Due Diligence. Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Restricted Persons, including, a review of their properties and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the financing contemplated hereby.
(v)    Other Documentation. Administrative Agent shall have received all documents and instruments that Administrative Agent has then reasonably requested, in addition to those described in this Section 4.1. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.
Section 4.2.    Additional Conditions Precedent. No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:
(a)    All representations and warranties made by any Person in any Loan Document shall be true and correct in all material respects (except where qualified by materiality, in which case, true and correct in all respects) on and as of the date of such Loan or such Letter of Credit as if such representations and warranties had been made as of the date of such Loan or such Letter of Credit except to the extent that such representation or warranty was made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (except where qualified by materiality, in which case, true and correct in all respects) as of such specific date and except that for purposes of this Section 4.2, the representations and warranties contained in subsections (a) of Section 5.6 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.2.
(b)    No Default shall exist at the date of such Loan or the date of issuance of such Letter of Credit.
(c)    The making of such Loan or the issuance of such Letter of Credit shall not be prohibited by any Law and shall not subject any Lender or any LC Issuer to any penalty or other material onerous condition under or pursuant to any such Law.
ARTICLE V -    Representations and Warranties
Borrower represents and warrants to each Lender Party that:
Section 5.1.    No Default. No Default has occurred and is continuing.
Section 5.2.    Organization, Existence, Good Standing and Power. Each Restricted Person is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions where such qualification is required and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and to carry on its business as now conducted, except where a failure to have such qualifications, authorization, licenses, consents and approvals could not reasonably be expected to have a Material Adverse Change.
Section 5.3.    Authorization. Each Restricted Person has taken all action necessary to duly authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.
Section 5.4.    No Violations, Conflicts or Consents. The execution and delivery by the Restricted Persons of the Loan Documents to which each is a party and the performance by each of its obligations under such Loan Documents, do not and will not (a) conflict with, violate or result in a breach of any provision of (i) any Law, (ii) the Organizational Documents of any Restricted Person, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person, or (b) result in the acceleration of any Indebtedness of any Restricted Person or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents. Except (i) as expressly contemplated in the Loan Documents (including without limitation fillings necessary to perfect or maintain perfection of the Liens under the Loan Documents) and (ii) such as have been obtained or made and are in full force and effect, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required on the part of or in respect of a Restricted Person in connection with the execution, delivery or performance by any Restricted Person of any Loan Document.
Section 5.5.    Enforceability. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person that is a party hereto or thereto, enforceable against such Restricted Person in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.
Section 5.6.    Financial Statements; Material Adverse Change.
(j)    Restricted Persons have heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements. Each of the Initial Financial Statements fairly present in all material respects Borrower’s Consolidated financial position at the date thereof and the Consolidated results of Borrower’s operations and, in the case of the financial statements as of December 31, 2012, Borrower’s Consolidated cash flows for the period thereof. All Initial Financial Statements were prepared in accordance with GAAP subject, in the case of the financial statements as of September 30, 2013, to year-end audit adjustments and the absence of footnotes.
(k)    Since the date of the audited Initial Financial Statements as of December 31, 2012, no Material Adverse Change has occurred.
Section 5.7.    Other Debt and Liabilities. Except as set forth in the Initial Financial Statements or Section 5.7 of the Disclosure Schedule, no Restricted Person has on the Closing Date any material Indebtedness, any material contingent liabilities or any material liabilities for taxes.
Section 5.8.    Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein, taken as a whole in light of the circumstances under which they were made, not misleading as of the date made or deemed made. Borrower has disclosed to each Lender Party all agreements, instruments, and corporate or other restrictions to which any Restricted Person is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
Section 5.9.    Litigation. Except as disclosed in the Initial Financial Statements or in Section 5.9 of the Disclosure Schedule: (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against or affecting any Restricted Person or any Restricted Person’s material assets or property before any arbitrators or Governmental Authorities and (b) there are no outstanding judgments, injunctions, writs, rulings or orders against or affecting any Restricted Person or any Restricted Person’s material assets or property by any arbitrators or Governmental Authorities, in the case of either clause (a) or (b) that (i) could reasonably be expected to cause a Material Adverse Change or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any Loan Document.
Section 5.10.    ERISA Plans and Liabilities. All ERISA Plans existing as of the Closing Date are listed in Section 5.10 of the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in Section 5.10 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan, and no event or circumstance has occurred or exists that could reasonably be expected to constitute or result in a Termination Event. All ERISA Affiliates are in compliance in all material respects with ERISA, the Internal Revenue Code and other applicable Laws with respect to each Plan, except to the extent that any noncompliance would not reasonably be expected to result in a Material Adverse Change. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan or any ERISA Plan subject to Section 4064 of ERISA. There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits with respect to any Plan that could reasonably be expected to have a Material Adverse Change, and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change. Except as set forth in Section 5.10 of the Disclosure Schedule: (a) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $1,000,000, (b) neither Borrower nor any other ERISA Affiliate is obligated to provide benefits to any retired employees (or their dependents) under any employee welfare benefits plan (as defined in Section 3(1) of ERISA) other than as required by applicable Law and (c) neither Borrower nor any other ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.
Section 5.11.    Environmental Matters. Except as disclosed in Section 5.11 of the Disclosure Schedule: (a) Restricted Persons are conducting their businesses in material compliance with all Environmental Laws, and have, and are in material compliance with, all licenses and permits required under any such Laws; (b) to the knowledge of Borrower, none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) except as would not reasonably be expected to result in a Material Adverse Change, no Restricted Person (and to the best knowledge of Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person; (d) except as would not reasonably be expected to result in a Material Adverse Change, no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations that may lead to claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Restricted Person otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials.
Section 5.12.    Names and Places of Business. No Restricted Person has, during the 5 years preceding the Closing Date, (a) been known by, or used any other trade or fictitious name, except as disclosed in Section 5.12 of the Disclosure Schedule or (b) been organized in a jurisdiction other than its jurisdiction of organization as of the date hereof.
Section 5.13.    Subsidiaries. Section 5.13 of the Disclosure Schedule sets forth as of the Closing Date a true, correct and complete description of (a) the Subsidiaries of Borrower and the ownership of such Subsidiaries’ outstanding Equity and (b) any other Equity in any other Person that are owned by Borrower or any of its Subsidiaries. All of Borrower’s Equity in its Subsidiaries, and all other Equity set forth in such section of the Disclosure Schedule, have been duly authorized and are validly issued, fully paid and non-assessable. Except for Liens under the Loan Documents, Borrower and its indicated Subsidiaries own such Subsidiaries and Equity free and clear of any Liens and other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of any such Equity) and free and clear of any preemptive rights, rescission rights, or other rights to subscribe for or to purchase or repurchase any such Equity.
Section 5.14.    Government Regulation. Neither Borrower nor any other Restricted Person is (a) an “investment company” or is a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended and in effect from time to time or (b) subject to any regulation limiting its ability to incur Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.
Section 5.15.    Solvency. Upon giving effect to the making of the Loans, the execution and delivery of the Loan Documents by Borrower and each Guarantor and the consummation of the transactions contemplated hereby and thereby, the Restricted Persons, taken as a whole, will not be Insolvent.
Section 5.16.    Tax Matters. Each Restricted Person has filed all United States Federal income tax returns and all other material tax returns that are required to be filed by it and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any Restricted Person (including all ad valorem taxes that are payable and have been assessed against its properties or any part thereof) and all other penalties or charges, except such taxes, penalties or charges which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP. The charges, accruals and reserves on the books of each Restricted Person in respect of taxes and other governmental charges are, in the opinion of Borrower, adequate. No Restricted Person has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal or other taxes. No Restricted Person is delinquent in the payment and discharge of ad valorem taxes that have been assessed against its property or any part thereof.
Section 5.17.    Title to Properties; Intellectual Property.
(a)    Except as disclosed in Section 5.17 of the Disclosure Schedule or except as may be Disposed of from time to time with the consent of Required Lenders or in a transaction that does not violate Section 7.5, each Restricted Person has good title to, or, as applicable, valid leasehold or easement interests in, all its real and personal property material to the operation of its business (including all properties reflected in the most recent audited Consolidated balance sheet of Restricted Persons referred to in Section 5.6 or purported to have been acquired by Restricted Persons after such date, except as disposed of in the ordinary course of business), which is free and clear of any and all Liens except for the Permitted Liens. All leases that individually or in the aggregate are material to the business or operations of the Restricted Persons are valid and subsisting and are in full force. As of the Closing Date, Section 5.17 of the Disclosure Schedule sets forth a complete and accurate list of all Material Real Estate, showing as of the date hereof the grantor, grantee, instrument date, recording information (to the extent available), the county or other relevant jurisdiction, state and record owner. At all times on and after the date that Section 5.17 of the Disclosure Schedule is supplemented pursuant to Section 6.2(h), Section 5.17 of the Disclosure Schedule sets forth all Material Real Estate owned by each Loan Party as of such date or on the date of any update to such Schedule delivered pursuant to Section 6.2(h), showing as of such date the grantor, grantee, instrument date, recording information (to the extent available), the county or other relevant jurisdiction, state and record owner. Except as set forth on Section 5.17 of the Disclosure Schedule, no portion of such Material Real Estate is located in a special flood hazard area as designated by any Governmental Authority as of the Closing Date.
(b)    No Restricted Person has granted control over any “deposit accounts” as defined and described in the UCC to any Person, other than Administrative Agent and the bank with which any deposit account is maintained. No Restricted Person has any “securities accounts” as defined and described in the UCC.
(c)    Each System is covered by deeds or easements in favor of the Restricted Persons that are valid and effective and have been duly recorded or filed in accordance with applicable law in the appropriate public or official records of the county where the property covered thereby is located except where the failure of the System to be so covered, or any such documentation to be so recorded or filed, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change. Except to the extent the failure could not reasonably be expected to have a Material Adverse Change, the deeds or easements granted to the Restricted Persons that cover any System, establish a contiguous and continuous right of way for such System such that the Restricted Persons are able to construct, operate, and maintain the System in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would construct, operate, and maintain similar assets. Except as could not reasonably be expected to have a Material Adverse Change, no breach or event of default with respect to any easement or deed granted to any Restricted Person that covers any System has occurred which is continuing. Each System is located within the confines of the deeds or easements and does not encroach upon any adjoining property, except to the extent the failure to be so located or any such encroachment could not reasonably be expected to have a Material Adverse Change.
(d)    No condemnation proceeding has been commenced or, to the knowledge of any Responsible Officer of Borrower, is contemplated by any Governmental Authority having the jurisdiction to do so with respect to all or any portion of the Systems, except for that which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.
(e)    Each Restricted Person possesses all material licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) that are material and necessary to carry out its business, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.
Section 5.18.    Use of Proceeds and Margin Regulations. Borrower will use the proceeds of the Loans as provided in Section 2.4. None of Borrower and its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used for a purpose that violates Regulation U.
Section 5.19.    Operation and Condition of Properties; Compliance with Law.
(a)    The material properties of each Restricted Person, used or to be used in, the Systems Activities (i) are in good repair, working order, and condition in all material respects, normal wear and tear excepted, (ii) have been constructed maintained and operated in a good and workmanlike manner and in compliance in all material respects with all requirements of applicable Law and any Governmental Authority having the jurisdiction over such properties and (iii) have not been affected since December 31, 2012 in any material adverse manner by accident, fire, explosion, or other casualty or act of God for which repair, restoration or replacement has not been commenced and/or completed in a manner, or with substitute assets, that, in the commercially reasonable judgment of Borrower, make such affected properties substantially comparable or better than immediately prior to any such occurrence or, in the case of replacement assets, are substantially comparable to or better than the affected properties prior to such occurrence.
(b)    Each Restricted Person is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties and has, and are in compliance with, all licenses and permits required under any such Laws, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Change.
(c)    No Restricted Persons is a “natural gas company” under the Natural Gas Act. No System or any portion thereof is used for the transportation of natural gas in interstate commerce as contemplated in the Natural Gas Act or the Natural Gas Policy Act or operates as an interstate common carrier as contemplated in the Interstate Commerce Act and the Energy Policy Act.
(d)    The intrastate pipeline operations that comprise each System are subject to regulation by an applicable State Pipeline Regulatory Agency. Each Restricted Person that owns pipelines and conducts pipeline operations has followed prudent practice in the hydrocarbon transportation, processing and distribution industries, as applicable. No Restricted Person is the subject of a complaint, investigation or other proceeding by any Governmental Authority regarding their respective rates or practices with respect to any System that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. Section 5.19 of the Disclosure Schedule reflects as of the Closing Date any complaint, investigation or other proceeding by any Governmental Authority regarding the respective rates or practices of any Restricted Person or with respect to any System.
(e)    Each applicable Restricted Person is in compliance with all rules, regulations and orders of all State Pipeline Regulatory Agencies applicable to the Systems where the failure to be in compliance could reasonably be expected to cause a Material Adverse Change.
(f)    Without limiting the generality of Section 5.2 of this Agreement, except as listed on Section 5.19 of the Disclosure Schedule, no certificate, license, permit, consent, authorization or order (to the extent not otherwise obtained) is required by any Restricted Person from any Governmental Authority to construct, own, operate and maintain the Systems, or to transport, process and/or distribute hydrocarbons under existing contracts and agreements as the Systems are presently being owned, operated and maintained, except where a failure to have such certificate, license, permit, consent, authorization or order could not reasonably be expected to cause a Material Adverse Change.
Section 5.20.    Insurance. The properties of each Restricted Person are insured with financially sound and reputable insurance companies that are not Affiliates of such Restricted Person, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or any applicable Subsidiary operates.
Section 5.21.    Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against any Restricted Person, or, to Borrower’s knowledge, threatened against or affecting any Restricted Person, and no significant unfair labor practice charges or grievances are pending against any Restricted Person, or, to Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from any Restricted Person pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of such Restricted Person, except where the failure to do so could not reasonably be expected to have a Material Adverse Change.
Section 5.22.    Deposit and Disbursement Accounts. Section 5.22 of the Disclosure Schedule lists all banks and other financial institutions at which any Restricted Person maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date and correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.
Section 5.23.    Material Contracts. As of the Closing Date, (a) all Material Contracts of the Restricted Persons are described on Section 5.23 of the Disclosure Schedule, and each such Material Contract is in full force and effect and (b) except as set forth on Section 5.23 of the Disclosure Schedule, Borrower does not have any knowledge of any pending amendments or threatened termination of any of the Material Contracts. As of the Closing Date, Borrower has delivered to Administrative Agent a true, complete and correct copy of each Material Contract (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).
Section 5.24.    Anti-Terrorism Laws. Neither Borrower, nor any of its Subsidiaries nor, to the knowledge of Borrower, none of its Affiliates (i) has violated or is in violation of Anti-Terrorism Laws, (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, (iii) is an Embargoed Person, (iv) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (v) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (vi) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
Section 5.25.    Foreign Corrupt Practices. Neither Borrower nor any of its Subsidiaries or Affiliates is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, Borrower, its Subsidiaries and its and their Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
ARTICLE VI -    Affirmative Covenants
Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims):
Section 6.1.    Payment and Performance. Each Restricted Person will pay all amounts due under the Loan Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition set forth in the Loan Documents to which it is a party. Borrower will cause each other Restricted Person to observe, perform and comply with every such term, covenant and condition in any Loan Document.
Section 6.2.    Books, Financial Statements and Reports. Each Restricted Person will at all times keep proper books of account and records. Borrower will furnish the following statements and reports to each Lender at Borrower’s expense:
(j)    As soon as available, and in any event within 110 days after the end of each Fiscal Year, a completed Consolidated financial statements for such Fiscal Year of Borrower and its Subsidiaries together with all footnotes thereto, prepared in reasonable detail in accordance with GAAP, together with an opinion (without a “going concern” or like qualification and without qualification or exception as to the scope of the audit), by BDO USA LLP or an independent certified public accounting firm of nationally recognized standing selected by Borrower and acceptable to Administrative Agent, stating that such financial statements present fairly in all material respects the financial condition and the results of operations of Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of income, of cash flows, and owners’ equity, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.
(k)    As soon as available, and in any event within 60 days after the end of each Fiscal Quarter, other than the fourth Fiscal Quarter of each Fiscal Year, Borrower’s unaudited Consolidated and consolidating balance sheet as of the end of such Fiscal Quarter and Consolidated and consolidating statements of Borrower’s income and cash flows for such Fiscal Quarter and for the period beginning on the first day of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes. In addition Borrower will, together with each such set of financial statements delivered under this subsection (b) and each set of financial statements furnished under subsection (a) of this section, furnish a Compliance Certificate signed by a Responsible Officer of Borrower stating that such financial statements present fairly in all material respects the financial condition and the results of operations of Borrower and its Subsidiaries for the period reflected on a Consolidated basis in accordance with GAAP and containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 7.14 and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default), specifying any change in the identity of the Subsidiaries as of the end of such period from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of Borrower and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate.
(l)    Promptly upon their becoming publicly available, copies of all financial statements, reports, notices and proxy statements sent by any Restricted Person to its equity holders and all registration statements, periodic reports and other statements and schedules filed by any Restricted Person with any securities exchange, the SEC or any similar Governmental Authority.
(m)    promptly after receipt thereof, copies of any final audit reports and final management letters submitted to the board of directors (or equivalent governing body) (or the audit committee thereof) of any Restricted Person by independent accountants in connection with the annual audit of the accounts or books of any Restricted Person made by independent accountants.
(n)    As soon as available, and in any event within 30 days after the end of each Fiscal Year, forecasts and pro forma budget containing an income statement, balance sheet and statement of cash flow and a capital expenditures schedule (in form reasonably satisfactory to Administrative Agent), prepared by a senior financial officer of Borrower for the next succeeding Fiscal Year, in the case of both forecasts and pro forma budget, and for each Fiscal Year through the Maturity Date, in the case of the forecasts.
(o)    Together with each set of financial statements furnished under subsections (a) and (b) of this Section, volumetric reports of the gas throughput with respect to the Systems.
(p)    Promptly upon its becoming available, copies of all notices or documents received by Borrower or any other Restricted Person pursuant to any Material Contract alleging a material default or nonperformance by such Person thereunder or terminating or suspending any such Material Contract.
(q)    concurrently with the delivery of the financial statements referred to in subsection (a) or (b) above, a report supplementing Sections 5.10 5.13, 5.19, 5.22 and 5.23 of the Disclosure Schedule, to the extent referring to the Closing Date, reflecting changes in the information included therein (as previously supplemented pursuant hereto) as may be necessary for such Sections of the Disclosure Schedule to be accurate and complete as of the date of such report as if all references herein to matters disclosed as of the Closing Date in respect of such Sections of the Disclosure Schedule referred to the date of such report rather than to the Closing Date, including with respect to Section 5.23 of the Disclosure Schedule, all new Material Contracts executed since the last such report and all Material Contracts that expired, terminated or were otherwise not renewed or extended (and such Material Contracts as would expire or terminate within 3 months of the date of such report if not renewed or extended) since the last such report, such report to be certified by a Responsible Officer of Borrower and to be in a form reasonably satisfactory to Administrative Agent.
(r)    concurrently with the delivery of the financial statements for the period ending December 31 and June 30 of each Fiscal Year, a report supplementing Section 5.17 of the Disclosure Schedule, including an identification of Material Real Estate disposed of by any Restricted Person during such six-month period, a list and description (including the street address, county or other relevant jurisdiction, state, record owner) and of all Material Real Estate acquired during such six-month period, and a description of such other changes in the information included in such Schedule 5.17 as may be necessary for such Schedule to be accurate and complete, such report to be signed by a Responsible Officer of Borrower and to be in a form reasonably satisfactory to Administrative Agent.
Section 6.3.    Other Information and Inspections. Each Restricted Person will furnish to each Lender promptly, and in any event within 30 days, any information that Administrative Agent may from time to time reasonably request concerning any provision of the Loan Documents, any Collateral, or any matter in connection with the businesses, properties, prospects, financial condition and operations of any Restricted Person, including all evidence that Administrative Agent from time to time reasonably requests in writing for purposes of making determinations regarding the accuracy and validity of representations and warranties (when made) by any Restricted Person in the Loan Documents (without any requirement that the Borrower or any other Restricted Person bring down or make such representations and warranties at such time) or compliance with covenants by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto. Each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives; provided that so long as no Event of Default shall have occurred and be continuing, Borrower shall only be required to reimburse Administrative Agent for two such site visits and two comprehensive inspections per Fiscal Year.
Section 6.4.    Notice of Material Events. Borrower will promptly, and in any event not later than 5 Business Days, in the case of clause (a) or (b), or 30 days, in the case of each other clause of this Section 6.4, after becoming aware thereof, notify each Lender Party in writing, stating that such notice is being given pursuant to this Agreement, of:
(c)    the occurrence of any Material Adverse Change;
(d)    the occurrence of any Default;
(e)    the acceleration of the maturity of any Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could cause a Material Adverse Change;
(f)    the occurrence of any Termination Event;
(g)    any (i) claim, any notice of potential liability of any Restricted Person under any Environmental Laws (or any environmental permits, licenses or authorizations in connection with any Restricted Person’s ownership or use of its properties or the operation of its business), or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties, or (ii) action or proceeding against or of any noncompliance by any Restricted Person with any Environmental Laws or environmental permit that could cause any System or processing, treatment, or fractionation plant described in the Security Documents to be subject to any material restrictions on use in the Restricted Persons’ businesses under any Environmental Law or relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change;
(h)    any termination, expiration or loss of any Material Agreement (other than any termination or expiration that occurs in accordance with the terms of such Material Agreement);
(i)    any form of material notice, summons, citation, proceeding or order received from any State Pipeline Regulatory Agency or any other Governmental Authority concerning the regulation of any material portion of any System that would materially and adversely affect the Lenders, any Restricted Person or the System;
(j)    any challenge to title of any Restricted Person any deed or easement with respect to a material portion of any System;
(k)    the filing of any suit or proceeding against any Restricted Person in which an adverse decision could reasonably be expected to cause a Material Adverse Change; and
(l)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Change.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action, if any, the applicable Restricted Person has taken or proposes to take with respect thereto. Borrower will also notify Administrative Agent and Administrative Agent’s counsel at least 30 days (or such other period as Administrative Agent may agree to) prior to the date that any Restricted Person changes its name, identity or jurisdiction of organization, which notice shall expressly state that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection of Administrative Agent’s security interest in the Collateral.
Section 6.5.    Maintenance of Properties. Each Restricted Person will maintain, preserve, protect, and keep all Collateral and all other property (including Systems) material to in the conduct of its business in good condition, maintenance and repair (ordinary wear and tear and casualty and condemnation excepted).
Section 6.6.    Maintenance of Existence and Qualifications. Each Restricted Person will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Change.
Section 6.7.    Payment of Trade Liabilities, Taxes, etc. Each Restricted Person will (a) timely file all required tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent; (c) pay and discharge before the same becomes delinquent all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; and (d) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP except where the failure to so pay or file could not reasonably be expected to result in a Material Adverse Change. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefore that are required by GAAP.
Section 6.8.    Insurance.
(a)    Each Restricted Person shall at all times maintain insurance with responsible and reputable insurance companies or associations (including comprehensive general liability and hazard insurance) with respect to its business and properties (including all real properties leased or owned by it), in such amounts and covering such risks as carried generally in accordance with sound business practice by similarly situated companies in similar businesses. Upon the occurrence and during the continuance of an Event of Default, if any Restricted Person fails to maintain such insurance, Administrative Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on the part of Administrative Agent for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the sole right (both in the name of Lenders and in the name of the Restricted Persons), to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(b)    On or prior to the Closing Date and thereafter, upon reasonable request of Administrative Agent, each Restricted Person will furnish or cause to be furnished to Administrative Agent from time to time a summary of the respective insurance coverage of such Restricted Person in form and substance reasonably satisfactory to Administrative Agent, and, if requested, will furnish Administrative Agent copies of the applicable policies. Each Restricted Person will cause any insurance policies covering any Collateral to be endorsed (i) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without 30 days prior notice to Administrative Agent, (ii) to name Administrative Agent as an additional insured (in the case of all liability insurance policies) and loss payee (in the case of all casualty and property insurance policies), and (iii) to provide for such other matters as any Lender Party may reasonably require.
(c)    Without limiting the foregoing, each Restricted Person shall (i) give prompt notice of any building subject to flood hazard insurance on any real property that is located in a special flood hazard area and that constitutes Collateral security for the Secured Obligations, (ii) maintain, if available, fully paid flood hazard insurance on such real property on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by Administrative Agent, (iii) furnish to Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iv) furnish to Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.
(d)    Upon the occurrence and during the continuance of an Event of Default, all insurance payments in respect of such Collateral in excess of $1,000,000 shall be paid to Administrative Agent and shall be applied to the prepayment of the Obligations unless otherwise agreed to by Administrative Agent and Borrower.
Section 6.9.    Reserved.
Section 6.10.    Systems. No Restricted Person will permit any of the Systems to be subject to any contractual or other arrangement for Systems Activities (i) which is not on a bona fide arms-length basis and at commercially reasonable prices or (ii) for which prepayments have been received other than prepayments for services to be performed and settled within 60 days after the date of such prepayment in the ordinary course of business. No Restricted Person will permit to exist any imbalances in respect to the Systems except for those imbalances incurred in the ordinary course of business that are settled within 60 days after the end of the month in which such imbalance occurs. Restricted Persons will use commercially reasonable efforts to cure any events of force majeure to the extent required to do so under any Material Contract. Each Restricted Person will cause all material equipment, improvements, fixtures and other tangible personal property forming a part of the Systems to remain located on the real property constituting part of the Systems except for (i) portions thereof temporarily located elsewhere in the course of normal operations of the Systems, (ii) temporary relocation of meters, treatment units, and other equipment at storage locations and (iii) Dispositions permitted by Section 7.5.
Section 6.11.    Compliance with Agreements and Law; Permits. Each Restricted Person will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Restricted Person will conduct its business and affairs in material compliance with all Laws applicable thereto. Each Restricted Person will cause all easements, rights of way, servitudes, agreements, licenses and permits material, necessary or appropriate for the conduct of its business and the ownership and operation of its property (including the Systems) used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.
Section 6.12.    Environmental Matters; Environmental Reviews.
(e)    Each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect. No Restricted Person will do anything or permit anything to be done that will subject any of its properties to any material remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances. Upon Administrative Agent’s reasonable request, at any time and from time to time but no more frequent than once per annum, Borrower will provide at its own expense an environmental inspection of any of the Restricted Persons’ material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm approved by Administrative Agent.
(f)    Borrower will promptly furnish to Administrative Agent copies of all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which Borrower otherwise has notice, pending or threatened against any Restricted Person by any Governmental Authority with respect to any alleged material violation of or material non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with any Restricted Person’s ownership or use of its properties or the operation of its business.
(g)    Borrower will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by Borrower in connection with any Restricted Person’s ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.
Section 6.13.    Reserved.
Section 6.14.    Bank Accounts; Offset. To secure the repayment of the Obligations Borrower hereby grants to each Lender and LC Issuer a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Lender and LC Issuer at common Law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to any Lender or LC Issuer from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with any Lender or LC Issuer and (c) any other credits and claims of Borrower at any time existing against any Lender or LC Issuer, including claims under certificates of deposit.
Section 6.15.    Non-Consolidation. Unless otherwise consented to by Administrative Agent or Required Lenders, each Restricted Person shall: (a) maintain entity records and books of account separate from those of any other entity that is an Affiliate of such entity; and (b) not commingle its funds with those of any other entity that is an Affiliate of such entity
Section 6.16.    Guaranties of Borrower’s Subsidiaries. Each Subsidiary of Borrower now existing or created, acquired or coming into existence after the date hereof shall, promptly and in any event within 30 days after it has become a Subsidiary of Borrower (or such later period as Administrative Agent may agree), execute and deliver to Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Obligations (other than Excluded Swap Obligations) and the due and punctual performance of the obligations of Borrower hereunder, which guaranty shall be satisfactory to Administrative Agent in form and substance. Each Subsidiary of Borrower existing on the date hereof shall duly execute and deliver such a guaranty prior to the making of any Loan hereunder. Borrower will cause each of its Subsidiaries to deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Administrative Agent and its counsel that such Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents that it is required to execute.
Section 6.17.    Agreement to Deliver Security Documents. Borrower agrees to deliver, and to cause each other Restricted Person to deliver, to further secure the Secured Obligations, whenever requested by Administrative Agent in its reasonable discretion, deeds of trust, mortgages, chattel mortgages, security agreements, flood hazard certification, title searches, title insurance (if commercially practicable), financing statements and other Security Documents in form and substance reasonably satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests, subject only to Liens permitted under the Loan Documents, on the Material Real Estate; provided, however, that notwithstanding anything in this Agreement or any Security Document to the contrary, no Guarantor shall grant a Lien to support any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of such Guarantor. In addition, Borrower agrees to provide, and to cause each other Restricted Person to provide, title information in form and substance reasonably satisfactory to Administrative Agent for any property on which a lien is granted pursuant to this Section 6.17.
Section 6.18.    Revenues. Notwithstanding that, by the terms of the various Security Documents, Restricted Persons are and will be assigning to Administrative Agent for the benefit of the Secured Parties all of the “Revenues” (as defined therein) derived from the property covered thereby, so long as no Event of Default has occurred and is continuing, Restricted Persons may continue to receive from the payors thereof, all such Revenues, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may exercise all rights and remedies granted under the Security Documents subject to the terms thereof, including the right to obtain possession of all Revenues then held by Restricted Persons or to receive directly from the payors thereof all other Revenues. In no case shall any failure, whether intentioned or inadvertent, by Administrative Agent or the Secured Parties to collect directly any such Revenues constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Revenues by Administrative Agent or the Secured Parties to Restricted Persons constitute a waiver, remission, or release of any other Revenues or of any rights of Administrative Agent or the Secured Parties to collect other Revenues thereafter.
Section 6.19.    Perfection and Protection of Security Interests and Liens. Each Restricted Person shall from time to time deliver to Administrative Agent any financing statements, continuation statements, extension agreements, amendments to Security Documents, and other documents, properly completed and executed (and acknowledged when required) by such Restricted Person in form and substance reasonably satisfactory to Administrative Agent, which Administrative Agent requests for the purpose of (a) perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Secured Obligations and (b) maintaining compliance with all applicable Laws. Each Restricted Person hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the collateral describing the Collateral as “all assets” without the signature of any Restricted Person.
Section 6.20.    Material Contracts. Each Restricted Person will perform and observe in all material respects all of the terms and provisions of each Material Contract to be performed or observed by it within any grace period applicable thereto and, in accordance with prudent business practices, enforce its rights under each Material Contract, and, upon request by Administrative Agent, make to each other party to each such Material Contract such requests for information and reports as any Restricted Person is entitled to make under such Material Contract, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.
ARTICLE VII -    Negative Covenants
Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims):
Section 7.1.    Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:
(s)    the Obligations;
(t)    Indebtedness of a Restricted Person existing or arising under any Hedging Contract permitted by Section 7.3;
(u)    Indebtedness among Borrower and the Guarantors;
(v)    Indebtedness of the Restricted Parties existing on the date hereof and set forth on Section 7.1 of the Disclosure Schedule and extensions, renewals and replacements of such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or weighted average life thereof;
(w)    purchase money debt, Capital Lease Obligations or Off-Balance Sheet Liabilities in an aggregate principal amount at any time outstanding not to exceed $3,000,000;
(x)    Indebtedness of Borrower and its Subsidiaries consisting of Investments permitted by Section 7.7 or incurred in connection with dispositions permitted by Section 7.5 consisting of agreement providing for indemnification, the adjustment of purchase price or similar adjustments;
(y)    Indebtedness in respect of bid, performance or surety bonds issued for the account of any Restricted Person in the ordinary course of business, including guarantees or obligations of any Restricted Person incurred in the ordinary course of business with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed), in an aggregate amount not to exceed $500,000 at any time outstanding;
(z)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided however, that such Indebtedness is extinguished within five Business Days of incurrence;
(aa)    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(bb)    Indebtedness (other than for borrowed money) secured by Liens permitted by Section 7.2;
(cc)     Indebtedness with respect to obligations to deliver goods or services in consideration of advance payments therefor that do not in the aggregate exceed $1,000,000 at any one time outstanding;
(dd)    guarantees of Indebtedness otherwise permitted by this Section 7.1; or
(ee)    miscellaneous items of unsecured Indebtedness of Restricted Persons not described in subsections (a) through (k) that do not in the aggregate exceed $1,000,000 at any one time outstanding.
Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by Borrower or such Subsidiary at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Maturity Date.
Section 7.2.    Limitation on Liens. Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets that it now owns or hereafter acquires.
Section 7.3.    Hedging Contracts. No Restricted Person will enter into any Hedging Contract, other than Hedging Contracts entered into in the ordinary course of business to hedge or mitigate risks to which any Restricted Person is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, Borrower acknowledges that a Hedging Contract entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Contract under which Borrower or any of its Subsidiaries is or may become obliged to make any payment (a) in connection with the purchase by any third party of any Equity Interests or any Indebtedness or (b) as a result of changes in the market value of any Equity or any Indebtedness) is not a Hedging Contract entered into in the ordinary course of business to hedge or mitigate risks.
Section 7.4.    Limitation on Mergers, Issuances of Securities. No Restricted Person will merge or consolidate with or into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; except that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (a) Borrower or any Subsidiary may merge with a Person if Borrower (or such Subsidiary if Borrower is not a party to such merger) is the surviving Person, (b) any Subsidiary of Borrower may be merged into or consolidated with (i) another Subsidiary of Borrower, so long as a Guarantor is the surviving business entity if a Guarantor is party to such merger or consolidation, or (ii) Borrower, so long as Borrower is the surviving business entity, (c) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to Borrower or to another Subsidiary; provided, however that if any party to such disposition is a Guarantor, the Guarantor or Borrower shall be the acquirer of such assets, (d) any Subsidiary may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders and (e) a Qualifying IPO may be consummated. No Restricted Person will issue any Equity, provided that (i) Subsidiaries of Borrower may issue additional Equity to Borrower and its wholly-owned Subsidiaries, and (ii) Borrower may issue additional common Equity to its owners. No Subsidiary of Borrower will otherwise allow any diminution of Borrower’s Equity (direct or indirect) in such Subsidiary.
Section 7.5.    Limitation on Dispositions. No Restricted Person will Dispose of any of its material assets or properties or any material interest therein, except:
(d)    equipment or personal property that is worthless or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by equipment of equal or better suitability and value;
(e)    inventory that is sold in the ordinary course of business;
(f)    Equity of any of Borrower’s Subsidiaries that is transferred to Borrower or a wholly-owned Subsidiary of Borrower that is a Guarantor;
(g)    Dispositions of property (i) by a Restricted Person to Borrower or to a wholly-owned Subsidiary of Borrower that is a Guarantor, (ii) by any Restricted Person to a Subsidiary of Borrower that is not a wholly-owned Subsidiary of Borrower and that is a Guarantor for fair consideration, or (iii) by Borrower to any of its Subsidiaries that are Guarantors;
(h)    liquidations of Cash Equivalents;
(i)    Dispositions of accounts receivables in connection with the collection or compromise thereof in the ordinary course of business;
(j)    Dispositions permitted by Section 7.4, dividends and redemptions permitted by Section 7.6, and Investments permitted by Section 7.7;
(k)    leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of Borrower and its Subsidiaries taken as whole;
(l)    property subject to casualty, condemnation or similar events;
(m)    sales and other Dispositions of the assets set forth on Section 7.5 of the Disclosure Schedule; and
(n)    any other properties that are Disposed of not in the aggregate in excess of $5,000,000 during any Fiscal Year.
No Disposition may be made pursuant to Section 7.5 (j) or (k) unless (i) made for fair consideration, (ii) no Default has occurred and is continuing at the time of such Disposition or would result therefrom, and (iii) in the case of a Disposition to an Affiliate having a book value or sale price in excess of $500,000 in any Fiscal Year, such Disposition has been approved by Required Lenders.
Section 7.6.    Limitation on Dividends and Redemptions. No Restricted Person will declare or make directly or indirectly any Distribution or incur any obligation (contingent or otherwise) to do so, except that:
(a)    each Subsidiary may make Distributions to Borrower or Guarantors;
(b)    Borrower and each Subsidiary may declare and make Distributions payable solely in the common stock or other common Equity Interests of such Person;
(f)    so long as no Default exists or would result from the making of such Distribution, Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interest;
(g)    at any time prior to a Qualifying IPO, Distributions to Parent to enable Parent to make the payments required under Section 10.6 of the Eureka Operating Agreement as in effect on the Closing Date;
(h)    after the occurrence of a Qualifying IPO, so long as no Default exists or would result from the making of such Distribution, Distributions by Borrower of “available cash” or any similar term as defined in Borrower’s or MLP’s Organizational Documents; provided that such definition is reasonably acceptable to Administrative Agent;
(i)    at any time prior to a Qualifying IPO, Distributions to Parent to enable Parent to pay the Preferred Return (as defined in the Eureka Operating Agreement as in effect on the Closing Date), so long as both before and immediately after giving effect to such Distributions: (i) the ratio of Consolidated Funded Debt to Annualized Consolidated EBITDA for the period of four Fiscal Quarters then most recently ended is not greater than 4.0 to 1.0 and (ii) no Event of Default shall exist; or
(j)    so long as no Event of Default exists or would result from the making of such Distribution, Borrower may make Distributions pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Borrower and its Subsidiaries.
Section 7.7.    Limitation on Investments, Credit Extensions. No Restricted Person will make any acquisitions of Equity of or capital contributions to or other Investments in any Person or will extend credit, make advances or make loans, other than Permitted Investments.
Section 7.8.    Reserved.
Section 7.9.    Transactions with Affiliates. No Restricted Person will engage in any material transaction with any of its Affiliates, except:
(b)    on terms that are less favorable to it than those that would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions among Borrower and its wholly owned Subsidiaries.
(c)    employment and severance arrangements entered into by Borrower and its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $1,000,000 in any Fiscal Year;
(d)    the payment of customary fees and reimbursement of out of pocket expenses of directors of Borrower and its Subsidiaries in an aggregate amount not to exceed $500,000 in any Fiscal Year;
(e)    transactions between or among Borrower and any Subsidiary that is a Guarantor not involving any other Affiliates;
(f)    any merger or consolidation permitted by Section 7.4, Investment permitted by Section 7.7 and any Distribution permitted by Section 7.6; and
(g)    any Qualified IPO.
Section 7.10.    Restrictive Agreements. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Equity, to make or repay loans or advances to Borrower or any other Subsidiary thereof, to Guarantee Indebtedness of Borrower or any other Subsidiary thereof or to transfer any of its property or assets to Borrower or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by Law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases, subleases, licenses or sublicenses restricting the assignment thereof.
Section 7.11.    Conduct of Business. No Restricted Person will engage in any business or conduct any operations except businesses conducted by Borrower and the other Restricted Persons on the date of execution of this Agreement and businesses reasonably incidental thereto.
Section 7.12.    Organizational Documents and Material Contracts.
(c)    No Restricted Person will enter into any amendment or permit any modification of, or waive any material right or obligation of any Person under its, Organizational Documents except in any manner that would not have an adverse effect on Lenders, Administrative Agent or any Restricted Person.
(d)    No Restricted Person will (i) cancel or terminate any Material Contract (or consent to or accept any cancellation or termination thereof), other than the termination of a Material Contract that terminates or expires by its own terms, or (ii) amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, or waive any breach of or default under any Material Contract, in each case except in any manner that would not have an adverse effect on Lenders, Administrative Agent or any Restricted Person.
Section 7.13.    Fiscal Year. No Restricted Person shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31.
Section 7.14.    Financial Covenants.
(a)    Maximum Leverage Ratio. As of the end of each Fiscal Quarter, beginning with Fiscal Quarter ending March 31, 2014, the ratio of (a) Consolidated Funded Debt as of the end of such Fiscal Quarter to (b) Annualized Consolidated EBITDA, will not be greater than the amount set forth below with respect to such Fiscal Quarter:

Fiscal Quarter	Maximum Leverage Ratio
Fiscal Quarter ending March 31, 2014 through Fiscal Quarter ending September 30, 2014	4.75 to 1.00
Fiscal Quarter ending December 31, 2014 and thereafter	4.50 to 1.00

(b)    Minimum Interest Coverage Ratio. As of the end of each Fiscal Quarter, beginning March 31, 2014, Borrower will not permit the ratio of (i) Annualized Consolidated EBITDA to (ii) Annualized Consolidated Interest Charges for such period to be less than the amount set forth below with respect to such Fiscal Quarter:

Fiscal Quarter	Minimum Interest Coverage Ratio
Fiscal Quarter ending March 31, 2014 through Fiscal Quarter ending September 30, 2014	2.75 to 1.00
Fiscal Quarter ending December 31, 2014 and thereafter	2.50 to 1.00

(c)    Equity Cure Right. Notwithstanding anything to the contrary contained in this Section 7.14 or in any Credit Document, in the event that Borrower fails to comply with any covenant set forth in this Section 7.14 during any Fiscal Quarter ending on or before December 31, 2014, then Borrower shall have the right to cure such failure (the “Cure Right”) by receiving cash proceeds from an issuance of common Equity Interests (other than Disqualified Stock) as a cash capital contribution made to Borrower after the end of such Fiscal Quarter and on or prior to the day that is ten (10) Business Days after delivery by Borrower to Lenders of a written notice of its intent to cure an Event of Default under Section 7.14 (which written notice shall be delivered on or prior to the date that is five (5) days after the day on which financial statements are required to be delivered with respect to such Fiscal Quarter) solely for purpose of such cure and not otherwise required for working capital or capital expenditures purposes, and upon receipt by Borrower of such cash proceeds (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, the covenant set forth in this Section 7.14 shall be recalculated as follows:
(i)    Consolidated EBITDA shall be increased, solely for the purpose of determining compliance with the financial covenants contained herein at the end of the Fiscal Quarter for which the Cure Right was exercised and each applicable subsequent period and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided that neither Administrative Agent or Lenders shall exercise any rights or remedies (other than instituting Default Interest) with respect to any Event of Default that exists pursuant to Section 7.14 during the ten (10) Business Day period following notice by Borrower that it intends to exercise such Cure Right and affect such recalculation;
(ii)    if, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of a covenant of this Section 7.14, Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date; provided that (i) in each period of four consecutive Fiscal Quarters there shall be at least two Fiscal Quarters in which no Cure Right is exercised, (ii) each Cure Amount shall be no greater than the amount required to cause Borrower to be in compliance with the applicable covenants of this Section 7.14 (such amount, the “Necessary Cure Amount”); provided that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such Fiscal Quarter, then the Cure Amount shall be equal to the amount reasonably determined by Borrower in good faith that is required for purposes of complying with the applicable covenants of this Section 7.14 for such Fiscal Quarter (such amount, the “Expected Cure Amount”), (iv) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with the applicable covenants of this Section 7.14 and (v) no Lender or LC Issuer shall be required to make any extension of credit hereunder during the ten (10) Business Days after delivery by Borrower to Lenders of a written notice of its intent to cure an Event of Default referred to above, unless Borrower shall have received the Cure Amount.
Section 7.15.    Sale and Leaseback Transactions. No Restricted Person will, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction such Restricted Person sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.
Section 7.16.    Permitted Acquisitions and Capital Expenditures.
(a)    No Restricted Person will acquire any Equity Interests in, any obligations or stock of, or any other interest in, or all or any material portion of the assets of, any Person whatsoever (i) except as permitted by Section 7.4 or 7.7, or (ii) unless (A) immediately prior to and immediately after giving effect to any such acquisition, no Event of Default shall have occurred or be continuing or will result therefrom, (B) such acquisition (or group of related acquisitions) involves aggregate consideration in an aggregate amount of not greater than $25,000,000, (C) immediately after giving effect to such acquisition, if the acquisition is of Equity Interests in a Person, such Person shall become a wholly-owned Subsidiary and the Restricted Persons shall comply with Sections 6.16 and 6.17, and (D) Restricted Persons shall be in pro forma compliance with the covenants set forth in Section 7.14, as evidenced by a certificate of a Responsible Officer of Borrower and reasonably satisfactory in form and substance to Administrative Agent delivered to Administrative Agent at least one Business Day prior to the date that Borrower consummates the transaction requiring the delivery of such certificate.
(b)    Restricted Persons will not make or commit to make expenditures in respect of the acquisition of fixed or capital asset or other capital expenditures which (i) in the aggregate in any Fiscal Year exceed the budget for capital expenditures most recently delivered pursuant to Section 6.2(e), except to the extent of any modification to such budget that has been approval by Administrative Agent or (ii) will exceed the cash available for such capital expenditures from Unused Availability plus forecasted Available Cash Flow for such Fiscal Year in the budget most recently delivered pursuant to Section 6.2(e), except to the extent of any modification of such budget that has been approved by Administrative Agent, unless (which shall apply to either clause (i) or (ii) or both, as then applicable) Borrower has received cash capital contributions in such Fiscal Year in the amount of such excess, excluding for such purpose, any capital contribution made that is a “Cure Amount” under Section 7.14(c). As used herein, “Available Cash Flow” for any Fiscal Year shall be budgeted cash flow from operations minus budgeted cash taxes (including budgeted cash tax distributions pursuant to Section 7.6), budgeted cash interest expense, and budgeted general and administrative expenses.”
Section 7.17.    State and FERC Regulatory Authority. Unless already so regulated, no Restricted Person will take any action that causes any Restricted Person’s business to be (a) regulated as a “utility”, “public utility” or a “gas utility” by any State Pipeline Regulatory Agency, (b) deemed to be providing any service that would require the prior approval of any State Pipeline Regulatory Agency in order to discontinue or abandon such service or to implement a rate tariff for such service, or (c) subject to FERC jurisdiction as a common carrier, in each case that would materially affect its business.
ARTICLE VIII -    Events of Default and Remedies
Section 8.1.    Events of Default. Each of the following events constitutes an Event of Default under this Agreement:
(d)    Any Restricted Person fails to pay any principal component of any Obligation when due and payable, whether at a date for the payment of a fixed installment or as a payment becomes due and payable or as a result of acceleration or otherwise;
(e)    Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within 3 Business Days after the same becomes due;
(f)    Any Restricted Person fails to observe, perform or comply with any covenant, agreement or provision of Section 6.4 or Article VII;
(g)    Any Restricted Person fails (other than as referred to in subsections (a), (b) or (c) above) to observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of 30 days after notice of such failure is given by Administrative Agent to Borrower;
(h)    Any representation or warranty made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been incorrect in any material respect on any date on or as of which made;
(i)    There shall occur any material default with respect to, or any termination or loss of, any Material Contract that has accounted for, or is reasonably expected to account for, at least 20% of the Systems capacity or revenue during any twelve-month period (except to the extent a replacement of such Material Contract with an agreement substantially as favorable to Borrower occurs within six months following the date of such termination or loss);
(j)    any Restricted Person (i) fails to pay any principal of, or interest or premium on, when such portion is due, of any of its other Indebtedness in excess of $2,500,000, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor, if the effect of such breach or default is to accelerate, or permit the acceleration of, the maturity of such Indebtedness;
(k)    (i) A Termination Event occurs which, when taken together with all other Termination Events that have occurred, has resulted or would reasonably be expected to result in, liability of any Restricted Person in an aggregate amount in excess of $2,500,000 or (ii) any other event or condition shall occur or exist with respect to a Plan or a Multiemployer Plan and such event or condition, together with all other such events or conditions and Termination Events, if any, would reasonably be expected to result in a Material Adverse Change;
(l)    Any Restricted Person:
(i)    suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable Debtor Relief Laws now or hereafter in effect, or any proceeding under any Debtor Relief Law commenced against it remains undismissed, undischarged or unstayed for a period of 60 days; or
(ii)    commences a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect; or applies for or consents to the entry of an order for relief in an involuntary case under any such Debtor Relief Law; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or
(iii)    suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged or dismissed within 60 days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or
(iv)    suffers the entry against it of one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of $2,500,000 (not covered by insurance satisfactory to Administrative Agent in its discretion) and there shall be a period of 30 consecutive days during which such judgment is not dismissed or discharged or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(v)    suffers the entry of a final non-monetary judgment or order that could reasonably be expected to cause a Material Adverse Change and there shall be a period of 30 consecutive days during which such judgment is not dismissed or discharged or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(m)    Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect and valid, binding and enforceable in accordance with its terms against any Restricted Person party thereto or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral with a value in excess of $1,000,000 purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Restricted Person or any of their Affiliates shall so state in writing; or any Restricted Person contests in any manner the validity or enforceability of any provision of any Loan Document or denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;
(n)    Any Change of Control occurs; and
(o)    Any Material Adverse Change occurs.
Upon the occurrence of an Event of Default described in subsection (h)(i), (h)(ii) or (h)(iii) of this section with respect to any Restricted Person, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of LC Issuer to issue Letters of Credit hereunder shall be terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Required Lenders, Administrative Agent shall), by notice to Borrower or any other Restricted Person, do either or both of the following: (1) terminate any obligation of Lenders to make Loans hereunder, and any obligation of LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.
Section 8.2.    Remedies. If any Event of Default shall occur and be continuing, Required Lenders, or Administrative Agent at the direction of Required Lenders, may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document. All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.
Section 8.3.    Application of Proceeds After Acceleration. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.16), any amounts received on account of the Secured Obligations shall be applied by Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting reimbursable fees, indemnities, expenses and other amounts and amounts payable under Article III) payable to Administrative Agent in its capacity as such;
Second, to payment of that portion of the Secured Obligations constituting reimbursable fees, indemnities and other amounts (excluding other amounts provided for in clause Third or Fourth) payable to Lenders, LC Issuer and Lender Counterparties, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees and accrued and unpaid interest on the Loans, interest on Matured LC Obligations, and accrued and unpaid interest on Cash Management Obligations, and interest on Lender Hedging Obligations, ratably among Lenders, LC Issuer, Cash Management Lenders, and the Lender Counterparties, in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Matured LC Obligations, obligations to Cash Collateralize LC Obligations pursuant to Section 2.16, Cash Management Obligations, and settlements under Hedging Contracts, ratably among Lenders, LC Issuer, Cash Management Lenders, and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.
provided that, to the extent that any Excluded Swap Obligations exist with respect to any Guarantor, monies or property received from such Guarantor or from the proceeds of any Collateral provided by such Guarantor may not be shared with the Lender Counterparties to the extent that doing so would violate the Commodity Exchange Act (but to the maximum extent allowed under applicable law the amounts received or recovered from the other Restricted Persons will instead be allocated to the Lender Counterparties as necessary to achieve the overall ratable applications of monies and property intended by this Section but for this proviso).
Subject to Section 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Lender Hedging Obligations and Cash Management Obligations shall be excluded from any application described above if Administrative Agent has not received written notice thereof at least five (5) Business Days prior to the date of such application, together with such supporting documentation as Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Lender, as the case may be. Each Lender Counterparty or Cash Management Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX -    Administrative Agent
Section 9.1.    Appointment and Authority. Each of the Lenders and LC Issuer hereby irrevocably appoints ABN AMRO Capital USA LLC to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and LC Issuer, and neither Borrower nor any other Restricted Person shall have rights as a third party beneficiary of any of such provisions.
Section 9.2.    Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:
(l)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(m)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law;
(n)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and
(o)    shall not be responsible in any manner to any of the Lenders for any failure of any Restricted Person to perform its obligations hereunder or in any other Loan Document.
Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower, a Lender or LC Issuer.
Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
Section 9.3.    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders, as it deems appropriate or as otherwise required by Sections 8.2 or 10.1 or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of Required Lenders, or as otherwise required by Sections 8.2 or 10.1 and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans and all other Obligations.
Section 9.4.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and LC Issuer acknowledges that (a) it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and (b) none of Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by Administrative Agent hereinafter taken, including any review of the affairs of any Restricted Person or any audit or due diligence review prepared by the internal auditor of Administrative Agent, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender or LC Issuer. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent hereunder or under the other Loan Documents, Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower which may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.
Section 9.5.    Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.6.    Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds that it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds that are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment. All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.
Section 9.7.    Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders, LC Issuer and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, subject, so long as no Event of Default exists, to the consent of Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and LC Issuer and in consultation with Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders or LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 9.8.    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents or attorneys-in-fact appointed by Administrative Agent. Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The exculpatory provisions of this Article shall apply to any such sub-agent or attorney-in-fact and to the Related Parties of Administrative Agent and any such sub-agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 9.9.    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the “Arranger,” “Syndication Agent” or “Documentation Agent” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or LC Issuer hereunder.
Section 9.10.    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Restricted Person, Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, LC Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, LC Issuer and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, LC Issuer and Administrative Agent under Sections 2.5 and 10.4) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and LC Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.5 and 10.4. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.11.    Guaranty Matters. Each Lender and LC Issuer hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder and (ii) upon termination of each Lender’s Commitment and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit. Upon request by Administrative Agent at any time, each Lender and LC Issuer will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.11.
Section 9.12.    Collateral Matters.
(c)    Each Lender and LC Issuer hereby irrevocably authorizes and directs Administrative Agent to enter into the Security Documents for the benefit of such Lender and LC Issuer. Each Lender and LC Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and LC Issuer. Administrative Agent is hereby authorized (but not obligated) on behalf of all of Lenders and LC Issuer, without the necessity of any notice to or further consent from any Lender or LC Issuer from time to time, prior to an Event of Default, to take any action with respect to any Collateral or Security Documents that may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.
(d)    Each Lender and LC Issuer hereby irrevocably authorize Administrative Agent, at its option and in its discretion,
(i)    to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) upon termination of each Lender’s Commitment and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and
(ii)    to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.
Upon request by Administrative Agent at any time, each Lender and LC Issuer will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.12, provided that, the absence of any such confirmation for whatever reason shall not affect Administrative Agent’s rights under this Section 9.12.
(e)    Subject to subsection (b) above, Administrative Agent shall (and is hereby irrevocably authorized by each Lender and LC Issuer to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of Administrative Agent and Lenders and LC Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Restricted Person in respect of) all interests retained by Borrower or any other Restricted Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.
(f)    Administrative Agent shall have no obligation whatsoever to any Lender, LC Issuer or any other Person to assure that the Collateral exists or is owned by Borrower or any other Restricted Person or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Security Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders or LC Issuer.
(g)    Each Lender and LC Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and LC Issuer’s security interest in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession. Should any Lender or LC Issuer (other than Administrative Agent) obtain possession of any such Collateral, such Lender or LC Issuer shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.
Section 9.13.    Agreement to Assignment of ISDA Master Agreement. Each Lender hereby agrees (on behalf of itself and any of its Affiliates party to Hedging Contract with any Restricted Person) that the rights of the Restricted Persons under Hedging Contracts with such Lender (or, if applicable, its Affiliate) may be included in the Collateral.
Section 9.14.    Notice of Default. Administrative Agent shall be deemed to have no knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Administrative Agent has received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
Section 9.15.    Lender Hedging Obligations and Cash Management Obligations. Except as otherwise expressly set forth herein or in any Loan Document, no Lender Counterparty or Cash Management Lender that obtains the benefits of Section 8.3 or any Loan Document by virtue of the provisions hereof or thereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations arising under Lender Hedging Obligations and Cash Management Obligations unless Administrative Agent has received written notice of such obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Lender, as the case may be.
ARTICLE X -    Miscellaneous
Section 10.1.    Waivers and Amendments; Acknowledgments.
(p)    Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy that such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by Borrower, Administrative Agent and the Required Lenders (or Administrative Agent on behalf of Lenders with the written consent of Required Lenders). Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment that would: (1) waive any of the conditions specified in Article IV (provided that Administrative Agent may in its discretion withdraw any request it has made under Section 4.2(f)), (2) increase the maximum amount that such Lender is committed hereunder to lend, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest (excluding any waiver of default interest or a change in the definition of Consolidated Leverage Ratio or its component terms for purpose of determining Applicable Margin) on, such Lender’s Note, (4) extend the Maturity Date, waive the provisions of Section 2.9(c), or postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of “Required Lenders” or otherwise change the aggregate amount of Applicable Percentages that is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (6) release Borrower from its obligation to pay such Lender’s Obligations or any Guarantor from its guaranty of such payment (except pursuant to Section 9.11), (7) release all or substantially all of the Collateral, except for such releases relating to sales or dispositions of property permitted by the Loan Documents, (8) amend the pro-rata sharing provisions in Section 2.14 or 8.3 or (9) amend this Section 10.1(a). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended and the principal amount of Loans of any Defaulting Lender may not be decreased without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
(q)    Acknowledgments and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender Party, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender Party has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender Party, (vii) Administrative Agent is not Borrower’s Administrative Agent, but Administrative Agent for Lender Parties, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default or Default occur or exist, each Lender Party will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender Party, or any representative thereof, and no such representation or covenant has been made, that any Lender Party will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.
(r)    Joint Acknowledgment. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
Section 10.2.    Survival of Agreements; Cumulative Nature. All of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through 3.6, and any obligations that any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. In addition, Articles VIII and IX shall survive until all of the Security Documents have been terminated. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege.
Section 10.3.    Notices; Effectiveness; Electronic Communication.
(k)    Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to Borrower or any other Restricted Person, Administrative Agent or LC Issuer; to the address, facsimile number or electronic mail address specified for such person on the signature pages hereto;
(ii)    if to any other Lender Party, to it at its address, facsimile number or electronic mail address as specified on the Lenders Schedule.
Notices sent by hand or overnight courier service shall be deemed to have been given when received; notices mailed by certified or registered mail shall be deemed to have been given three Business Days after being deposited in the mails, postage prepaid, notices sent by facsimile shall be deemed to have been given when sent and receipt has been electronically confirmed. Electronic mail and internet and intranet websites (including DebtDomain) may be used only to distribute routine communications, such as financial statements and other information required to be delivered pursuant to Section 6.2, and to distribute Loan Documents for execution by the parties thereto, and may not be used to deliver any notice hereunder except to the extent provided in subsection (b) below, which shall be effective as provided in such subsection (b).
(l)    Electronic Communications. Notices or other communications to the Lenders and LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower or any other Restricted Person may, in its discretion, agree to accept other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular communications.
Unless Administrative Agent otherwise prescribes, (i) other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such other communication is not sent during the normal business hours of the recipient, such communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such communication is available and identifying the website address therefor.
(m)    Change of Address, Etc. Each of Borrower, any other Restricted Person, Administrative Agent and LC Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender Party may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent and LC Issuer.
(n)    Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic and electronic mail notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 10.4.    Expenses; Indemnity; Damage Waiver.
(e)    Costs and Expenses. Borrower shall promptly pay (i) all reasonable out-of-pocket costs and expenses incurred by or on behalf of Administrative Agent, LC Issuer and the Arranger (including reasonable fees and expenses of a single law firm plus a single local law firm in each jurisdiction where Collateral is located) in connection with (1) the syndication of the credit facilities provided for herein, (2) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers, amendments or modifications or other documents or instruments relating thereto (whether or not the transactions contemplated hereby or thereby shall be consummated), (3) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, or (4) any action reasonably required in the course of administration hereof (including as reasonably required in connection with monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person’s compliance with any covenants or conditions contained in this Agreement or in any Loan Document), (ii) all reasonable out-of-pocket expenses incurred by LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket costs and expenses incurred by or on behalf of any Lender Party (including the reasonable fees and expenses of attorneys, consultants, engineers, accountants, and other advisors, travel costs, court costs and miscellaneous expenses) (A) in connection with the preservation of any rights under the Loan Documents, the exercise or enforcement of any rights or remedies under the Loan Documents (including this Section), or the defense of any such exercise or enforcement, or (B) in connection with the enforcement or protection of its rights in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. During the continuance of an Event of Default, if any Restricted Person fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Documents, such amount may be paid on behalf of such Restricted Person by Administrative Agent in its sole discretion.
(f)    Indemnification. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Restricted Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other LC Issuer, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee party or the breach in bad faith of such Indemnitee’s obligations under any Loan Document. THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE.
(g)    Reimbursement by Lenders. To the extent that any Restricted Person for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), LC Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.15.
(h)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby absent gross negligence or willful misconduct by such Indemnitee.
(i)    Payments. All amounts due under this Section shall be payable not later than 10 Business Days after demand therefor.
Section 10.5.    Successors and Assigns; Joint and Several Liability.
(e)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Restricted Person may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(f)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that
(vi)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);
(vii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;
(viii)    any assignment of a Commitment must be approved by Administrative Agent and LC Issuer (such consents not to be unreasonably withheld or delayed) and, so long as no Event of Default has occurred and is continuing, Borrower (such consent not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender with a Commitment or an Affiliate of a Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);
(ix)    the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with the Note (if any) subject to such assignment and a processing and recordation fee of $4,000, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in form satisfactory to Administrative Agent; and
(x)    no such assignment shall be made (x) to Borrower or any of Borrower’s Affiliates or Subsidiaries, or (y) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y), or (z) to a natural person.
Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits, and subject to the requirements of, of Sections 3.2, 3.4, 3.5 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Notwithstanding any provision of this Section 10.5, (1) the consent of Borrower and its execution of an Assignment and Acceptance shall not be required, and, unless requested by the Eligible Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by Borrower, for any assignment which occurs at any time when any Event of Default shall have occurred and be continuing and (2) Administrative Agent and Borrower shall not unreasonably withhold or delay in providing any consent or executing any Assignment and Acceptance otherwise required under this Section 10.5. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(g)    Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders and the Applicable Percentages of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (in this section called the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower and each Lender Party may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes. Any assignment of any Loan or other Obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.
(h)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the Lenders and LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the fifth sentence of Section 10.1(a) that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements of, Sections 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 6.14 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The Participant Register shall be available for inspection by Administrative Agent or Borrower at any reasonable time and from time to time upon reasonable prior notice; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(i)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.2 and 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(j)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(k)    Joint and Several Liability. All Obligations that are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities.
(l)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Section 10.6.    Confidentiality. Each of Administrative Agent, the Lenders and LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Restricted Person.
For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or LC Issuer on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries, provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 10.7.    Governing Law; Submission to Process.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER RESTRICTED PERSON OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 10.8.    Limitation on Interest. Lender Parties, Restricted Persons and the other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents that may be in conflict or apparent conflict herewith.
Section 10.9.    Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law. Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or LC Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.10.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 10.11.    Waiver of Jury Trial, Punitive Damages, etc. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), AND (B) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES,” AS DEFINED BELOW. EACH PARTY HERETO (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS THAT ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.
Section 10.12.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement, Borrower and each other Restricted Person acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower, each other Restricted Person and their respective Affiliates, on the one hand, and Administrative Agent, on the other hand, and Borrower and each other Restricted Person is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Administrative Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower, any other Restricted Person or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) Administrative Agent has neither assumed nor will assume an advisory, agency or fiduciary responsibility in favor of Borrower or any other Restricted Person with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Administrative Agent has advised or is currently advising Borrower, any other Restricted Person or any of their respective Affiliates on other matters) and Administrative Agent has no obligation to Borrower, any other Restricted Person or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Restricted Persons and their respective Affiliates, and Administrative Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Administrative Agent will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of Borrower and the other Restricted Persons has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Borrower and the other Restricted Persons hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.
Section 10.13.     USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and each other Restricted Person that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”)), it is required to obtain, verify and record information that identifies Borrower and each other Restricted Person, which information includes the name and address of Borrower and each other Restricted Person and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower and each other Restricted Person in accordance with the Act.
Section 10.14.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, LC Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Restricted Person against any and all of the obligations of Borrower or such Restricted Person due and payable under this Agreement or any other Loan Document to such Lender or LC Issuer, irrespective of whether or not such Lender or LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Restricted Person are owed to a branch or office of such Lender or LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, LC Issuer or their respective Affiliates may have. Each Lender and LC Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.15.    Release of Collateral and Guarantee Obligations.
(a)    Upon any sale or other transfer of any Collateral by any Restricted Person that is permitted under the Loan Documents and request by Borrower for such release, Administrative Agent shall release the Lien in such Collateral (but not the proceeds thereof) subject to any required application of proceeds in accordance with the Loan Documents and Administrative Agent shall release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, in each case, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.
(b)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Secured Obligations have been paid in full, all Commitments have terminated or expired and any Letter of Credit has been terminated, replaced or Cash Collateralized, upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release (without recourse to or representation or warranty by Administrative Agent) its security interest in all Collateral, and to release all guarantee obligations under any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Secured Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.
EUREKA HUNTER PIPELINE, LLC,
Borrower

By:     /s/ Joseph C. Daches
    Name: Joseph C. Daches
    Title: Senior Vice President and Treasurer

Address:
777 Post Oak Blvd. Suite 910
Houston, Texas 77056
Attention: General Counsel

Fax:    (832) 369-6992

2    Credit Agreement

ABN AMRO CAPITAL USA LLC,
Administrative Agent, LC Issuer, and a Lender

By:     /s/ Darrell W. Holley
    Darrell W. Holley
Managing Director

By:     /s/ Francis Birkeland
    Francis Birkeland
Managing Director
Address:
100 Park Avenue, 17th Floor
New York, NY 10017
Attention:    Wudasse Zaudou
Telephone:    (917) 284-6915
Fax:    (917)-284-6697
Email: Wudasse.Zaudou@abnamro.com

With copies to:

Address:
100 Park Avenue, 17th Floor
New York, NY 10017
Attention:    Elsy Garcia
Telephone:    (917) 284-6921
Email: elsa.garcia@abnamro.com

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CIT BANK ,
a Lender

By:     /s/ Stewart McLeod
    Name: Stewart McLeod
    Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ONEWEST BANK, N.A.,
a Lender

By: /s/ Sean Murphy
    Name: Sean Murphy
    Title: Executive Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ROYAL BANK OF CANADA,
a Lender

By: /s/ Kristan Spivey
    Name: Kristan Spivey
    Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

HILLCREST BANK, a division of NBH Bank, N.A.,
a Lender

By:     /s/ Paul D. Hein
    Name: Paul D. Hein
    Title: Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SCHEDULE 1
LENDERS SCHEDULE

Name of Lender	Commitment Amount	Applicable Percentage
ABN AMRO CAPITAL USA LLC	$40,000,000.00	34.18803419000%
CIT Bank	$27,000,000.00	23.07692308000%
OneWest Bank N.A.	$20,000,000.00	17.09401709000%
Royal Bank of Canada	$15,000,000.00	12.82051282000%
Hillcrest Bank, a division of NBH Bank, N.A.	$15,000,000.00	12.82051282000%

TOTAL	$117,000,000.00	100.000000000%

Lenders’ Addresses:

ABN AMRO Capital USA LLC
5800 Granite Pkwy, Suite 265
Plano, TX 75024
Attn: Casey Lowary
Telephone: 972-543-6401
Email casey.lowary@abnamro.com

CIT Bank
11 West 42nd Street, 12th Floor
New York, NY 10036
Attn: Marguerite Fischer
Telephone: 212-771-6007
Facsimile: 212 771 6023
Email: peiportfoliomg@cit.com

OneWest Bank N.A.
888 E. Walnut Street, 5th Floor
Pasadena, CA 91101
Attn: Lauren Pulido
Telephone: 626-535-8216
Facsimile: 866 518 6540
Email: Owb-bbg-Notedepartment@owb.com

Royal Bank of Canada
2800 Post Oak Boulevard, Suite 3900
Houston, Texas 77056
Attn: Kristan Spivey

Telephone: 713-403-5669
Facsimile: 713 403-5624
Email: Kristan.Spivey@rbccm.com

Hillcrest Bank, a division of NBH Bank, N.A.
2811 McKinney Ave. Suite 24-LB #113
Dallas, TX 75204
Attn: Paul D. Hein
Telephone: 214-756-6723
Email:Paul.Hein@nbhbank.com

SCHEDULE 2
DISCLOSURE SCHEDULE

SCHEDULE 1.1
EXISTING INVESTMENTS

Investment in subsidiaries listed on Schedule 5.13.

SCHEDULE 5.7
OTHER OBLIGATIONS AND RESTRICTIONS

None.

SCHEDULE 5.9
LITIGATION

On April 11, 2013, a flash fire occurred at Eureka Hunter Pipeline’s Twin Hickory site located in Tyler County, West Virginia. The incident occurred during a pigging operation at a natural gas receiving station. Two employees of third-party contractors received fatal injuries. Another employee of a third-party contractor was injured. In mid-February 2014, the estate of one of the deceased third-party contractor employees sued Eureka Hunter Pipeline and certain other parties in Karen S. Phipps v. Eureka Hunter Pipeline, LLC et al., Civil Action No. 14-C-41, in the Circuit Court of Ohio County, West Virginia. The plaintiff alleges that Eureka Hunter Pipeline and the other defendants engaged in certain negligent and reckless conduct which resulted in the wrongful death of the third party contractor employee. The plaintiff has demanded judgment for an unspecified amount of compensatory, general and punitive damages. A pre-suit settlement demand has also been received from another potential claimant. Investigation regarding the incident is ongoing. It is not possible to predict at this juncture the extent to which, if at all, Eureka Hunter Pipeline or any related entities will incur liability or damages because of this incident. However, we believe our insurance will be sufficient to cover any losses or liabilities we may incur as a result of this incident.

SCHEDULE 5.10
ERISA PLANS AND LIABILITES

None.

SCHEDULE 5.11
ENVIRONMENTAL AND OTHER LAWS

On August 5, 2013, Eureka Hunter Pipeline, LLC received an information request from the U.S. EPA seeking information about the fire at its Twin Hickory Pigging Station, and pertaining to section 104 of CERCLA and section 114 of the Clean Air Act.  Eureka Hunter Pipeline, LLC responded on September 25, 2013, disclaiming any storage of hazardous materials or release as defined under either law, and has heard nothing since.

SCHEDULE 5.12
NAMES AND PLACES OF BUSINESS
Eureka Hunter Pipeline, LLC
Eureka Hunter Pipeline, LLC was formed on January 12, 2010 as Eureka Hunter, LLC. On January 14, 2010 the entity filed a Certificate of Amendment to change the name of the entity to Eureka Hunter Pipeline, LLC.
Eureka Hunter Land, LLC
Eureka Hunter Land, LLC was formed on November 19, 2010 as Eureka Hunter Pipeline Partners, LLC. On November 29, 2011 the entity filed a Certificate of Amendment to change the name of the entity to Eureka Hunter Land, LLC.
TransTex Hunter, LLC
TransTex Hunter, LLC was formed on March 19, 2012 as Eureka Hunter Acquisition Sub, LLC. On April 3, 2012 the entity filed a Certificate of Amendment to change the name of the entity to TransTex Gas Services, LLC. On May 22, 2012 the entity filed a Certificate of Amendment to change the name of the entity to TransTex Hunter, LLC.

SCHEDULE 5.13
BORROWER’S SUBSIDIARIES

Name of Entity	Ownership Interest
Eureka Hunter Land, LLC	100% - Eureka Hunter Pipeline, LLC
TransTex Hunter, LLC	100% - Eureka Hunter Pipeline, LLC

SCHEDULE 5.17
MATERIAL REAL ESTATE

See Attached.

SCHEDULE 5.19
REGULATORY MATTERS

None.

SCHEDULE 5.22
ACCOUNTS

Bank	Name on Account	Type of Account	Account Number
Amegy Bank 4400 Post Oak Pkwy Houston, TX 77027 713.235.8800	Eureka Hunter Pipeline, LLC	Checking/Operating	53266117
Amegy Bank 4400 Post Oak Pkwy Houston, TX 77027 713.235.8800	Eureka Hunter Pipeline, LLC	Checking/Land	30020753
Amegy Bank 4400 Post Oak Pkwy Houston, TX 77027 713.235.8800	Magnum Hunter Services, LLC	Payroll	54026268
Amegy Bank 4400 Post Oak Pkwy Houston, TX 77027 713.235.8800	TransTex Hunter, LLC	Operating	54026241

SCHEDULE 5.23
MATERIAL CONTRACTS

1.	Letter Agreement, dated June 24, 2011, by and among Eureka Hunter Pipeline, LLC, Triad Hunter, LLC and Stone Energy Corporation

2.	Gas Gathering Services Agreement, dated as of September 15, 2011, between Jay Bee Oil and Gas and Eureka Hunter Pipeline, LLC

a.	Individual Transaction Confirmation to Gas Gathering Services Agreement, dated as of October 26, 2012, between Jay Bee Oil and Gas and Eureka Hunter Pipeline, LLC

3.	Tap and Metering Facilities Agreement, dated as of November 1, 2011, between Jay Bee Oil and Gas and Eureka Hunter Pipeline, LLC

4.	Gas Gathering Services Agreement, dated as of February 17, 2012, between Stone Energy Corporation and Eureka Hunter Pipeline, LLC

a.	Individual Transaction Confirmation to Gas Gathering Services Agreement, dated as of September 7, 2012, between Stone Energy Corporation and Eureka Hunter Pipeline, LLC

5.	Amended and Restated Gas Gathering Services Agreement, dated as of March 21, 2012, by and among Triad Hunter, LLC, Eureka Hunter Pipeline, LLC and Magnum Hunter Resources Corporation

a.	Individual Transaction Confirmation to Gas Gathering Services Agreement, dated as of February 15, 2013, between Triad Hunter, LLC and Eureka Hunter Pipeline, LLC (“Eclipse”)

b.	Individual Transaction Confirmation to Gas Gathering Services Agreement, dated as of February 15, 2013, between Triad Hunter, LLC and Eureka Hunter Pipeline, LLC (“Ormet”)

c.	Individual Transaction Confirmation to Gas Gathering Services Agreement, dated as of March 1, 2013, between Triad Hunter, LLC and Eureka Hunter Pipeline, LLC

6.	Gas Gathering Services Agreement, dated as of October 11, 2013, between Noble Energy, Inc. and Eureka Hunter Pipeline, LLC

7.	Gas Gathering Services Agreement, dated as of December 18, 2013, between CNX Gas Company LLC and Eureka Hunter Pipeline, LLC

8.	Gas Gathering Services Agreement, dated as of December 20, 2013, between Eclipse Resources I, LP and Eureka Hunter Pipeline, LLC

9.	Gas Gathering Services Agreement, dated as of February 13, 2014, between Triad Hunter, LLC and Eureka Hunter Pipeline, LLC

SCHEDULE 7.1
EXISTING INDEBTEDNESS

None.

SCHEDULE 7.5
SALES AND DISPOSITIONS OF ASSETS

			Pipe
Pipeline	State	County	Grade	Net Book Value
Pleasants County Pipeline	WV	Pleasants	Plastic / Steel	$19,904.60

French Creek Pipeline	WV	Pleasants, Ritchie	Plastic	$14709.28

Transpetro/Overland Pipeline	WV	Pleasants, Tyler	Plastic	$10,858.61

H-4 Meter/Pipeline	WV	Pleasants	Plastic / Steel	$20,060.43

John Doe Pipeline	WV	Pleasants	Plastic / Steel	$7032.82

TPL Pipeline	WV	Pleasants, Ritchie	Plastic	$8,697.75

Cal-Tech Probe Pipeline	WV	Tyler, Pleasants	Plastic / Steel	$27,180.87

Elk Fork Pipeline	WV	Tyler	Plastic / Steel	$10,065.21

Jackson Elk Pipeline (Including Macksburg)	OH	Washington, Noble	Plastic	$40,006.29

Beverly Bell	OH	Washington	Plastic / Steel	$52,020.00

Webb	WV	Pleasants	Plastic	$2,505.75

Broud Run	WV	Pleasants	Plastic	$8,459.98
Sch

SCHEDULE 3
SECURITY SCHEDULE

•	Deed of Trust Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated as of even date herewith from Borrower to Trustee for the benefit of Administrative Agent

•	Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated as of even date herewith from Borrower to Trustee for the benefit of Administrative Agent

•	Security Agreement dated as of even date herewith by Borrower in favor of Administrative Agent.

•	Guaranty dated of even date herewith by each Guarantor in favor of Administrative Agent.

EXHIBIT A
PROMISSORY NOTE
$______________    New York, New York    [Date]
FOR VALUE RECEIVED, the undersigned, Eureka Hunter Pipeline, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to ______________________________________ (“Lender”), the principal sum of ________________ Dollars ($_________), or, if greater or less, the aggregate unpaid principal amount of the Loans made by Lender to Borrower pursuant to the terms of the Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as set forth in the Agreement, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Administrative Agent under the Agreement, in New York City or at such other location, as may be designated by Administrative Agent.
This Note (a) is issued and delivered under that certain Credit Agreement dated March 28, 2014 among Borrower, ABN AMRO Capital USA LLC, as Administrative Agent, and the lenders (including Lender) party thereto (as from time to time supplemented, amended, restated, amended and restated or otherwise modified, the “Agreement”), and is a “Note” as defined therein, (b) is subject to the terms and provisions of the Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Agreement). Payments on this Note shall be made and applied as provided in the Agreement. Reference is hereby made to the Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.
The principal amount of this Note, together with all interest accrued hereon, shall be due and payable in full on the Maturity Date.
Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum interest that, under applicable Law, may be contracted for, charged, or received on this Note, and this Note is expressly made subject to the provisions of the Agreement that more fully set out the limitations on how interest accrues hereon.
Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of New York (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.
EUREKA HUNTER PIPELINE, LLC

By:
    Name:
    Title:

Exhibit A – Page 2    CREDIT AGREEMENT

EXHIBIT B
BORROWING NOTICE
Reference is made to that certain Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Agreement”), by and among Eureka Hunter Pipeline, LLC (“Borrower”), ABN AMRO Capital USA LLC, as Administrative Agent, and certain financial institutions, as lenders (“Lenders”). Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement. Borrower hereby requests a Borrowing of new Loans to be advanced pursuant to Section 2.2 of the Agreement as follows:

Aggregate amount of Borrowing:	$________________
Type of Loans in Borrowing:	_________________
Date on which Loans are to be advanced:	_________________
Length of Interest Period for Eurodollar Loans:	___________ months
If combined with existing Loans see attached Continuation/Conversion Notice.
Borrower hereby represents and warrants that:
(a)    The representations and warranties of the Restricted Persons set forth in the Agreement and the other Loan Documents are true and correct in all material respects (except where qualified by materiality, in which case, true and correct in all respects) on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof, except for any such representation or warranty that expressly applies to a specified earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except where qualified by materiality, in which case, true and correct in all respects) on and as of such earlier date and except for purposes of this Borrowing Notice, the representations and warranties contained in Subsection (a) of Section 5.6 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to Subsections (a) and (b), respectively of Section 6.2 of the Agreement.
(b)    No Default exists as of the date hereof.
(c)    The Facility Usage, after the making of the Loans requested hereby, will not be in excess of the Aggregate Commitment on the date requested for the making of such Loans.

IN WITNESS WHEREOF, this instrument is executed as of ____________, 20__.
EUREKA HUNTER PIPELINE, LLC

By:
    Name:
    Title:

Exhibit B – Page 2    CREDIT AGREEMENT

EXHIBIT C
CONTINUATION/CONVERSION NOTICE
Reference is made to that certain Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Agreement”), by and among Eureka Hunter Pipeline, L.L.C. (“Borrower”), ABN AMRO Capital USA LLC, as Administrative Agent, and the lenders party thereto (“Lenders”). Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.
Borrower hereby requests a Conversion or Continuation of existing Loans into a new Borrowing pursuant to Section 2.3 of the Agreement as follows:
Existing Borrowing(s) to be continued or converted:
$____________ of Eurodollar Loans with Interest Period ending _____________.
$____________ of Base Rate Loans
If being combined with new Loans, $____________ of new Loans to be advanced on ____________

Aggregate amount of Borrowing:	$________________
Type of Loans in new Borrowing:	_________________
Date of Continuation or Conversion:	_________________
Length of Interest Period for Eurodollar Loans:	___________ months
To meet the conditions set out in the Agreement for such conversion/continuation, Borrower hereby represents and warrants that no Default exists as of the date hereof.
IN WITNESS WHEREOF this instrument is executed as of __________________.
EUREKA HUNTER PIPELINE, LLC

By:
    Name:
    Title:

EXHIBIT D
COMPLIANCE CERTIFICATE
Reference is made to that certain Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Agreement”), by and among Eureka Hunter Pipeline, LLC (“Borrower”), ABN AMRO Capital USA LLC, as Administrative Agent, and certain financial institutions, as lenders (“Lenders”), which Agreement is in full force and effect on the date hereof. Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.
This Certificate is furnished pursuant to Section 6.2(b) of the Agreement. Together herewith Borrower is furnishing to Administrative Agent and each Lender Borrower’s *[audited/unaudited] financial statements (the “Financial Statements”) as of ____________ (the “Reporting Date”). Borrower hereby represents and warrants to Administrative Agent and each Lender that:
(a)    the Responsible Officer of Borrower signing this instrument is the duly elected, qualified and acting [____________] of Borrower;
(b)    the Financial Statements fairly present in all material respects the financial condition of Borrower and its Subsidiaries as at the end of such Fiscal [Quarter][Year] on a consolidated basis, and the related statements of income, [stockholder’s equity] and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter][Year], in accordance with GAAP [subject to normal year-end adjustments and the absences of footnotes];
(c)    attached hereto is a schedule of calculations showing Borrower’s compliance as of the Reporting Date with the requirements of Section 7.14 of the Agreement *[Borrower’s non-compliance as of such date with the requirements of Section 7.14 of the Agreement]; and
(d)    on the Reporting Date no Default exists *[except for Default(s) under Section(s) ____________ of the Agreement, which *[is/are] more fully described on a schedule attached hereto].
(e)    Except as disclosed in a supplement to the Disclosure Schedule attached to a Compliance Certificate previously delivered pursuant to the Credit Agreement [or as disclosed in a supplement to the Disclosure Schedule attached hereto]:
(i)    All ERISA Plans are listed in Section 5.10 of the Disclosure Schedule;
(ii)    Section 5.13 of the Disclosure Schedule sets forth as a true, correct and complete description of (A) the Subsidiaries of Borrower and the ownership of such Subsidiaries’ outstanding Equity and (B) any other Equity in any other Person that are owned by Borrower or any of its Subsidiaries;
(iii)    Section 5.19 of the Disclosure Schedule reflects any complaint, investigation or other proceeding by any Governmental Authority regarding the respective rates or practices of any Restricted Person or with respect to any System;

(iv)    Section 5.22 of the Disclosure Schedule lists all banks and other financial institutions at which any Restricted Person maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date and correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor; and
(v)    all Material Contracts of the Restricted Persons are described on Section 5.23 of the Disclosure Schedule, and each such Material Contract is in full force and effect and, except as set forth on Section 5.23 of the Disclosure Schedule, Borrower does not have any knowledge of any pending amendments or threatened termination of any of the Material Contracts.
IN WITNESS WHEREOF, this instrument is executed as of ____________, 20__.
EUREKA HUNTER PIPELINE, LLC

By:
    Name:
    Title:

Exhibit D – Page 2    CREDIT AGREEMENT

EXHIBIT E
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below (including, without limitation, any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.Assignor:    _______________________________
2.Assignee:    _______________________________
        [and is an Affiliate/Approved Fund of [identify Lender] ]
3.Borrower:    Eureka Hunter Pipeline, LLC
4.Administrative Agent:     ABN AMRO Capital USA LLC, as the administrative agent under the Credit Agreement
5.Credit Agreement:    Credit Agreement dated as of March 28, 2014 among Eureka Hunter Pipeline, LLC, the Lenders from time to time party thereto, and ABN AMRO Capital USA LLC, as Administrative Agent and LC Issuer.
6.Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

7.[Trade Date:    _______________________________]

Exhibit E – Page 2    CREDIT AGREEMENT

Effective Date: ___________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:
    Title:
ASSIGNEE
[NAME OF ASSIGNEE]

By:
    Title:
[Consented to and] Accepted:

ABN AMRO CAPITAL USA LLC, as
Administrative Agent

By:
    Title
[Consented to]:

EUREKA HUNTER PIPELINE, LLC

By:
    Title

Exhibit E – Page 3    CREDIT AGREEMENT

ANNEX 1 to Assignment and Assumption
STANDARD TERMS AND CONDITIONS
FOR ASSIGNMENT AND ASSUMPTION
1.Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement) as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Annex 1– Page 2    CREDIT AGREEMENT